SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CELLSTAR CORPORATION

(Name of Registrant as Specified in Its Charter)

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                        , 2004

To CellStar Corporation Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of CellStar Corporation (the “Company”) to be held at the Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas, on                     ,                     , 2004, at 10:00 a.m., Dallas time.

The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the annual meeting, which consists of (i) the election of two Class III directors of the Company and (ii) the approval of the proposed divestiture of up to 70% of the equity ownership of the Company’s operations in the People’s Republic of China, Hong Kong and Taiwan, resulting in a divestiture of substantially all of the Company’s Asian operations.

Directors and officers of the Company will be present to help host the annual meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend.

For the reasons described in the accompanying Proxy Statement, the Company’s Board of Directors believes that a favorable vote on each of the matters to be considered at the annual meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote “FOR” each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly.

Please sign, date, and return the enclosed proxy without delay. If you attend the annual meeting, you may vote in person even if you have previously mailed a proxy.

I look forward to seeing you at the annual meeting.

Sincerely,

Terry S. Parker Chief Executive Officer

CELLSTAR CORPORATION

1730 Briercroft Court

Carrollton, Texas 75006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held             , 2004

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Meeting”) of CellStar Corporation, a Delaware corporation (the “Company”), will be held at the Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas, on                     ,                     , 2004, at 10:00 a.m., Dallas time, for the following purposes:

(1) To elect two Class III directors for a term expiring in 2007;

(2) To approve the proposed divestiture of up to 70% of the equity ownership of the Company’s operations in the People’s Republic of China, Hong Kong, and Taiwan, resulting in a divestiture of substantially all of the Company’s Asian operations; and

(3) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The close of business on                         , 2004, has been fixed by the Company’s Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting will be open for the examination of any stockholder during ordinary business hours at the Company’s offices located at 1730 Briercroft Court, Carrollton, Texas 75006.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

By Order of the Board of Directors,

Elaine Flud Rodriguez Senior Vice President, Secretary and General Counsel

Carrollton, Texas

                        , 2004

CELLSTAR CORPORATION

1730 Briercroft Court

Carrollton, Texas 75006

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held                     , 2004

This Proxy Statement is furnished in connection with the solicitation of proxies (“Proxies”) by the Board of Directors of CellStar Corporation (the “Company” or “CellStar”) for use at the 2003 Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at the Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas, on                     ,                     , 2004, at 10:00 a.m., Dallas time, or at such other time and place to which the Meeting may be adjourned. The date on which this Proxy Statement and accompanying Proxy are intended to first be sent or given to stockholders is                     , 2004.

All shares represented by valid Proxies, unless the stockholder specifies otherwise, will be voted (i) FOR the election of the two persons named under “Proposal I—Election of Directors” as nominees for election as Class III directors and (ii) FOR the approval of the proposed divestiture (the “CellStar Asia Transaction”) of up to 70% of the equity ownership of the Company’s operations in the People’s Republic of China (the “PRC”), Hong Kong, and Taiwan (the “Greater China Operations”) (which operations constitute substantially all of the assets of the Company’s wholly-owned indirect subsidiary, CellStar International Corporation/Asia (“CellStar International”)). The divestiture shall be accomplished by the transfer of such operations to a newly-formed entity to be owned by CellStar International and indirectly by certain of the directors and senior management of CellStar (Asia) Corporation Limited (“CellStar Asia”), which entity will then effect an initial public offering of its shares on the Stock Exchange of Hong Kong Limited (the “IPO”). CellStar International will sell up to 50% of the equity ownership in such entity, through a combination of the IPO and private placements, resulting in a divestiture of substantially all of the Company’s Asian operations.

The Board of Directors knows of no other business to be presented at the Meeting. If any other business is properly presented, the persons named in the enclosed Proxy have authority to vote on such matters in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

A stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy, or by voting the shares in person at the Meeting.

SUMMARY TERM SHEET

The following is a brief description of what the Board believes are the most material terms of the CellStar Asia Transaction.

•	CellStar will cause the business and assets associated with its operations in the People’s Republic of China, Hong Kong, and Taiwan to be transferred to a new corporation formed by the CellStar Asia management team in exchange for 80% of the outstanding shares of the new corporation. The other 20% will be retained by the CellStar Asia management team. See “Proposal II—Approval of the CellStar Asia Transaction—Description of the CellStar Asia Transaction.”

•	CellStar will cause the sale of up to 50% of the equity in the new corporation in an initial public offering on the Stock Exchange of Hong Kong Limited and through private placements, resulting in a divestiture of substantially all of the Company’s Asian operations. The CellStar Asia management team will not sell any equity in the initial public offering nor the private placements. See “Proposal II—Approval of the CellStar Asia Transaction—Description of the Greater China Operations” and “Proposal II—Approval of the CellStar Asia Transaction—Description of the CellStar Asia Transaction.”

•	The Company has received an opinion from Raymond James & Associates, Inc. that, subject to various limitations, qualifications, and assumptions, including that the market capitalization of the new corporation at the time of the IPO will be at least $200 million, the consideration to be received by the Company in connection with the CellStar Asia Transaction is fair to the Company from a financial point of view. If the final terms of the IPO do not satisfy these limitations, qualifications, and assumptions, then the Company will not proceed with the CellStar Asia Transaction without an applicable fairness opinion. See “Proposal II—Approval of the CellStar Asia Transaction—Opinion of the Company’s Financial Advisor.”

•	Approximately $34.0 million in intercompany accounts receivable held by the Greater China Operations will be eliminated, partially in return for a license of certain CellStar trademarks and domain names to the new corporation. See “Proposal II—Approval of the CellStar Asia Transaction—Description of the CellStar Asia Transaction.”

•	The Company may incur a book loss on the CellStar Asia Transaction. See “Proposal II—Approval of the CellStar Asia Transaction—Background of and Reasons for the CellStar Asia Transaction” and “Proposal II—Approval of the CellStar Asia Transaction—Unaudited Pro Forma Condensed Consolidated Financial Information.”

•	The Board believes that the principal advantages of the CellStar Asia Transaction are

•	realization of the intrinsic value of the Greater China Operations that is not fully reflected in the Company’s current stock price,

•	a diversification of the Company’s investment and resulting reduction of risk associated with the Greater China Operations,

•	retention of the CellStar Asia management team for the benefit of the new corporation,

•	the retention of at least a 30% ownership interest in the Greater China Operations, and

•	the Company has deferred tax assets, including net operating loss carryforwards, that can be used to significantly reduce the cash required to pay taxes due as a result of the CellStar Asia Transaction.

See “Proposal II—Approval of the CellStar Asia Transaction—Background of and Reasons for the CellStar Asia Transaction.”

•	The Board believes that the principal disadvantages of the CellStar Asia Transaction are

•	the loss of a substantial portion of the Company’s largest revenue producer for the past five years,

•	the loss of a substantial portion of the Company’s largest operating income producer from 1996 through 2002 (whose operating results for 2003 were negatively impacted by the outbreak of SARS),

•	the loss of the corporate allocations (consisting of an intellectual property license royalty fee and selling, general, and administrative expenses) that are currently charged to the Greater China Operations, which were $3.8 million in fiscal 2003,

•	the loss of a substantial portion of the market in the Company’s Asia-Pacific Region, which the Board of Directors believes will increase in the future, and

•	a possible book loss on the CellStar Asia Transaction itself.

See “Proposal II—Approval of the CellStar Asia Transaction—Description of the CellStar Asia Transaction” and “Proposal II—Approval of the CellStar Asia Transaction—Background of and Reasons for the CellStar Asia Transaction.”

•	The Company has granted stock options to its directors, certain executive officers, and certain key employees in recognition of their contributions to the CellStar Asia Transaction. The exercise price of the options is $5.45 per share. As of , the closing sale price of CellStar common stock as reported by the Nasdaq National Market was $ . If the closing of the CellStar Asia Transaction yields cash or cash equivalent proceeds to the Company of at least $50.0 million, the vesting of these options accelerates to 100%. See “Proposal II—Approval of the CellStar Asia Transaction—Interests of Directors and Executive Officers of the Company in the CellStar Asia Transaction.”

•	There is an ongoing, purported class action lawsuit alleging breach of fiduciary duty and corporate waste in connection with the CellStar Asia Transaction. This lawsuit seeks injunctive and other equitable relief, rescissory and/or compensatory damages, and reimbursement of attorney’s fees and costs. See “Proposal II—Approval of the CellStar Asia Transaction—Litigation.”

•	The Board of Directors recommends a vote for the CellStar Asia Transaction. See “Proposal II—Approval of the CellStar Asia Transaction—Recommendation.”

RECORD DATE AND VOTING SECURITIES

The record date for determining the stockholders entitled to notice of and to vote at the Meeting and any postponements and adjournments thereof was the close of business on                     , 2004 (the “Record Date”), at which time the Company had issued and outstanding                      shares of common stock, par value $0.01 per share (“Common Stock”). Common Stock is the only class of outstanding voting securities of the Company.

QUORUM AND VOTING

The presence at the Meeting, in person or by Proxy, of the holders of at least a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum for the conduct of business at the Meeting. Each share of Common Stock represented at the Meeting in person or by Proxy will be counted toward a quorum. If a quorum is not present or in the event that a sufficient number of votes to approve a proposal is not present at the Meeting, the persons named in the Proxies may propose one or more adjournments of the Meeting to permit further solicitation of Proxies. Any such adjournments will require the affirmative vote of the holders of a majority of the shares present in person or represented by Proxy at the session of the Meeting to be adjourned. If a quorum is not present, then, in accordance with the bylaws of the Company, Proxies will be used to vote for adjournment. If a quorum is present, but the vote required to approve a proposal is not obtained, the Proxies to be used to vote in favor of such proposal will be voted in favor of an adjournment to solicit further Proxies with respect to such proposal and the Proxies to be used to vote against such proposal will be voted against an adjournment to solicit further Proxies with respect to such proposal. Each share of Common Stock is entitled to one vote with respect to all matters presented for stockholder vote at the Meeting.

To be elected, the nominees for election as a Class III director must receive the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward the determination of whether a quorum exists, but will be excluded entirely from the tabulation of votes for election of the specified nominee and, therefore, will not affect the outcome of the vote on such proposal.

Approval of Proposal II requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote on such proposal. Votes may be cast in favor of, against or withheld with respect to such proposal. Votes that are withheld will be counted toward the determination of whether a quorum exists, and will have the same effect as a vote against Proposal II.

“Broker non-votes” (i.e., shares held by brokers or nominees as to which the brokers have no discretionary power to vote on a particular matter and have received no instructions from the persons entitled to vote such shares), if any, will be counted as present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the Proxy or otherwise advised the Company that it does not have discretionary voting authority, those shares will be treated as not entitled to vote with respect to that matter. Broker non-votes will have no effect on Proposal I or Proposal II.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for a board of directors (the “Board” or the “Board of Directors”) divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company’s Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

Due to the timing of changes to the Board over the past five years, the number of directors in each class was no longer as equal as possible. In order to rectify this disparity, the Board has reclassified Jere W. Thompson from a Class II director to a Class I director. In addition, in December 2003, the Nominating Committee of the Board recommended, and the Board elected, John T. Kamm to the Board as a Class III director.

There are two Class III directors to be elected for a term expiring at the Company’s Annual Meeting of Stockholders in 2007 or until their successors have been elected and qualified. It is intended that the names of the nominees indicated below will be placed in nomination and that the persons named in the Proxy will vote for their election. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not currently known or contemplated, the persons named in the Proxy will have discretionary authority to vote the Proxy for a substitute. Proxies cannot be voted for more than two nominees.

Information concerning the two nominees proposed by the Board of Directors for election as Class III directors, along with information concerning the current Class I and Class II directors, whose terms of office will continue after the Meeting, is set forth below.

The nominees for election as Class III directors, along with their ages as of March 15, 2004, are as follows.

Class III Nominees—Terms Expiring in 2007

Name	Age	Current Position
Terry S. Parker	59	Chief Executive Officer
John T. Kamm	52	Director

The current directors whose terms will expire after 2004 are as follows.
Class I Directors—Terms Expiring in 2005

Name	Age	Current Position
Dale V. Kesler	65	Director
Jere W. Thompson	72	Director

Class II Directors—Terms Expiring in 2006

Name	Age	Current Position
James L. Johnson	76	Chairman of the Board
John L. (“J.L.”) Jackson	72	Director

Set forth below is a description of the backgrounds of each of the directors of the Company.

Terry S. Parker has served as Chief Executive Officer of the Company since July 2001, as a director of the Company since March 1995 and as President and Chief Operating Officer of the Company from March 1995 through July 1996. Mr. Parker served as Senior Vice President of GTE Corporation and President of GTE’s Personal Communications Services, GTE’s wireless division, from October 1993 until he joined the Company. From 1991 to 1993, Mr. Parker served as President of GTE Telecommunications Products and Services. Prior to 1991, Mr. Parker served as President of GTE Mobile Communications. Mr. Parker served on the Board of Directors for Nucentrix Corporation from 1998 until 2001, the Board of Directors of Highway Master Communications, Inc. from 1995 to 2000, the Board of Directors of Illinois Superconductor Corporation from 1998 to 2000, the Board of Directors of Equalnet Corporation from 1996 to 1999, and the Board of Directors of Telenetics Corporation from May 2000 to March 2001. Mr. Parker also served as the President and Chief Executive Officer of Telenetics from September 2000 until March 2001.

John T. Kamm was elected by the Board of Directors to serve as a director of the Company in December of 2003, filling a vacancy in the Class III director group. Mr Kamm has worked in China for more than 30 years. Mr. Kamm is currently the President of Asia Pacific Resources, Inc., a San Francisco-based company he founded in 1993, which specializes in trade and investment, government affairs and U.S.-China relations. Mr. Kamm is also Chairman of Market Access Ltd., a Hong Kong-based consulting firm which he founded. Mr. Kamm currently serves as the Executive Director of the Dui Hua Foundation, a publicly supported organization dedicated to improving human rights in the United States and China, and Director of the Project in Human Rights Diplomacy of the Institute of International Studies of Stanford University. He is also an honorary professor of two Chinese universities, a Director of the National Committee on US-China Relations, a trustee of the World Affairs Council of California, and a member of the Advisory Council of Princeton-in-Asia. Mr. Kamm has been active in China trade for many years, including serving as Vice President, Far East, of Occidental Chemical Corporation from 1981 to 1991. Mr. Kamm also served as President of the American Chamber of Commerce in Hong Kong in 1990.

Dale V. Kesler has served as a director of the Company since March 1999. Mr. Kesler retired as an active partner of the professional accounting firm of Arthur Andersen LLP in 1996 and served as the Managing Partner of Arthur Andersen’s Dallas/Fort Worth office from 1983 to 1994. Mr. Kesler was responsible for strategic planning on a world-wide basis for the Audit and Business Advisory practices of Arthur Andersen in 1982 and 1983 and served as the head of the Audit Practice in the firm’s Dallas office from 1973 to 1982. Mr. Kesler also serves on the Board of Directors of Elcor Corporation, New Millennium Homes, Resource Services, Inc., Triad Hospitals, Inc. and IMCO Recycling Inc., and serves as an advisory board member to Snelling and Snelling, Inc. Mr. Kesler currently serves as Chairman of the Audit Committee of the Board of Directors.

Jere W. Thompson has served as a director of the Company since October 1999. Mr. Thompson served as President and Chief Executive Officer of The Southland Corporation from 1986 to 1991. Mr. Thompson joined Southland in 1954 and was made Vice President of store operations in 1962. He became Southland’s President in 1973 and was elected to Southland’s Board of Directors in 1961. Mr. Thompson was engaged in private business consulting from 1991 to 1996 when he became the President of The Williamsburg Corporation. Mr. Thompson serves on the Board of Directors and is the former Chairman of The National Center for Policy Analysis. He is also a board member of St. Paul and Zale Lipshy University Hospitals, and a member and former Chairman of The Development Board and the College and Graduate School of Business Foundation Advisory Council for The University of Texas at Austin. Mr. Thompson currently serves as Chairman of the Nominating Committee of the Board of Directors and also serves on the Audit and Compensation Committees of the Board of Directors.

James L. Johnson has served as the non-executive Chairman of the Board of Directors since July 2001 and as a director of the Company since March 1994. Mr. Johnson has been Chairman Emeritus of GTE Corporation (presently known as Verizon Communications, Inc.) since May 1992 and served as GTE’s Chairman and Chief Executive Officer from April 1988 to April 1992. Mr. Johnson began his career with Southwestern Associated Telephone Company (the predecessor company of GTE Central) in 1949. He was a member of GTE’s Board of Directors from 1985 to May 1999 and a member of the Board of Directors of Finova Group Incorporated

(formerly GTE Financial) until 2001. He is currently a director of Harte-Hanks, Inc., MONY Group Inc. and its wholly-owned subsidiary, MONY Life Insurance Company. Mr. Johnson is also past Chairman of the United States Telephone Association. Mr. Johnson currently serves on the Nominating and Compensation Committees of the Board of Directors.

John L. (“J.L.”) Jackson has served as a director of the Company since March 1999. Mr. Jackson served as Chairman and Chief Executive Officer of Global Industrial Technologies, Inc. (formerly INDRESCO) from 1993 to 1998. Before joining Global Industrial Technologies, Mr. Jackson was engaged in private executive business consulting from 1987 to 1993. From 1983 to 1987, Mr. Jackson served as a Director and as the President and Chief Operating Officer of Diamond Shamrock Corporation, and was Executive Vice President of Diamond Shamrock and President of its then newly-formed coal unit from 1979 to 1983. Mr. Jackson has served on numerous Boards of Directors, including the Fourth District Federal Reserve Bank of Cleveland, First Republic Bank, American Federal Bank, Hadson Energy Resources and National Gypsum Company. Mr. Jackson currently serves as Chairman of the Compensation Committee of the Board of Directors and also serves on the Audit Committee of the Board of Directors.

The Board of Directors recommends a vote FOR the election of the nominees for Class III Directors named above.

MEETINGS OF DIRECTORS AND COMMITTEES

The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met twelve times during the 2003 fiscal year. During the 2003 fiscal year, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director. The Company strongly encourages all members of the Board of Directors to attend the annual meeting each year. For the most recent annual meeting, all directors were in attendance.

The Board of Directors consists of a majority of “independent directors” as such term is defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. The Board of Directors has determined that James L. Johnson, John L. Jackson, Dale V. Kesler and Jere W. Thompson are independent directors. The independent directors meet in regularly scheduled executive sessions at least twice per year.

Stockholders may communicate with members of the Board of Directors by mail addressed to an individual member of the Board, to the full Board, or to a particular committee of the Board, at the following address: P.O. Box 810104, Carrollton, Texas, 75006. This information is also available on the Company’s web site at www.cellstar.com.

The Board of Directors has established Audit, Compensation and Nominating Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members, and the number of meetings held during the 2003 fiscal year are described below.

Compensation Committee.    The Board of Directors has a standing Compensation Committee, which has the power to oversee and recommend to the Board of Directors the compensation policies of the Company and the specific compensation of the Company’s executives. The Board of Directors, or the Compensation Committee, if delegated the authority by the Board of Directors, also has the power to administer the 1993 Amended and Restated Long-Term Incentive Plan (the “1993 Plan”), the Amended and Restated Annual Incentive Compensation Plan (the “Incentive Plan”), the 1994 Amended and Restated Non-Employee Director Nonqualified Stock Option Plan (the “Directors’ Plan”), and the 2003 Long-Term Incentive Plan (the “2003 Incentive Plan). Messrs. Jackson, Johnson, and Thompson are the current members of the Compensation Committee. Mr. Jackson serves as Chairman of the Compensation Committee. The Compensation Committee met four times during the 2003 fiscal year. All members of the Compensation Committee are independent directors.

The Board of Directors has established an arrangement for the granting and issuance of stock options to non-executive employees of the Company under the 2003 Incentive Plan. This arrangement provides for a specified number of options (as recommended by the Compensation Committee to the Board) to be made available for grant to eligible non-executive employees by the Chief Executive Officer during the course of the fiscal year. In the event the entire allotment of options is dispensed before the end of the fiscal year, the Compensation Committee may, but is not obligated to, recommend to the Board that it allocate an additional number of options for distribution to non-executive employees.

Nominating Committee.    The Board of Directors has a standing Nominating Committee which has the responsibility of (i) evaluating and selecting candidates to fill vacancies on the Board of Directors and (ii) considering director nominees presented by stockholders. Messrs. Thompson and Johnson are the current members of the Nominating Committee. Mr. Thompson serves as Chairman of the Nominating Committee. The Nominating Committee held one telephonic meeting in fiscal 2003.

Early in fiscal 2004, the Nominating Committee adopted a Charter to further define and clarify the roles and responsibilities of its members. The current Nominating Committee Charter was included as Appendix A to the Company’s proxy statement dated January 5, 2004 for its annual meeting held February 10, 2004, which was filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2003. All members of the Nominating Committee are independent directors.

In December of 2003, pursuant to the Company’s bylaws, the Nominating Committee nominated John T. Kamm to fill a vacancy in Class III directors left by the resignation in July of 2001 of Chairman and CEO Alan H. Goldfield. Mr. Kamm’s nomination was recommended to the Nominating Committee by the Chief Executive Officer. The Nominating Committee reviewed Mr. Kamm’s qualifications and recommended him for election to the Board of Directors based on his Chinese language skills, extensive knowledge of business practices in China and Hong Kong, knowledge of the Company’s business operations in China, and general business background. Although the Committee has the authority to select, direct and, if appropriate, terminate any search firm used to identify candidates for Board membership, no such search firm was used for the nomination of Mr. Kamm. Prior to joining the Board of Directors, the Company retained Mr. Kamm as a consultant through his company, Asia Pacific Resources, Inc., from October 2001 through June 2003 to render services on all aspects of the Company’s business in the Far East, with special emphasis on China. Mr. Kamm received payments of more than $60,000 in two of the last three fiscal years. Therefore, Mr. Kamm does not qualify as an independent director under Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market.

When considering a potential director candidate, the Nominating Committee looks for demonstrated character; judgment; relevant business, functional and industry experience; and a high degree of acumen. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Nominating Committee has not received any recommended nominees from any stockholders in connection with this Proxy Statement.

One of the functions of the Nominating Committee is to review and consider nominations made by stockholders of the Company. The Company’s Certificate of Incorporation provides that a stockholder may nominate a person or persons for election to the Board of Directors at a meeting of the Company’s stockholders only if written notice of such nomination (a “Stockholder’s Notice”) is received by the Secretary of the Company no less than 60 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Stockholder’s Notice must be received by the Company no later than the close of business on the tenth day following the first to occur of the date on which such notice was mailed or the date that public disclosure of the date of the meeting was made. The Certificate of Incorporation requires that the Stockholder’s Notice include: (i) the name, business address and residence address of the nominating stockholder; (ii) a representation that the nominating stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Stockholder’s Notice; (iii) the name, age, business address, residence address and principal occupation of the nominee; (iv) a description of all arrangements or understandings between the nominating stockholder and such nominee or nominees and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the nominating stockholder; (v) any other information relating to the nominating stockholder and such nominee or nominees that is required to be disclosed in a proxy statement or Schedule 13D filing; and (vi) the consent of each such nominee to serve as a director of the Company if elected.

Audit Committee.    The Board of Directors has a standing Audit Committee, which has been charged with certain powers and duties including, among others, authority to (i) recommend to the Board the appointment of the firm selected to be independent certified public accountants for the Company and monitor the performance of such firm; (ii) review and approve the scope of the annual audit and evaluate with the independent certified public accountants the Company’s annual audit and annual consolidated financial statements; (iii) review with management the status of internal accounting controls and internal audit procedures and results; (iv) evaluate problem areas having a potential financial impact on the Company that may be brought to the Committee’s attention by management, the independent certified public accountants or the Board and (v) evaluate the public financial reporting documents of the Company. The Audit Committee is required to have and will continue to have at least three members, all of whom must be “independent directors” as defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, as may be modified or supplemented. Messrs. Kesler, Thompson and Jackson are the current members of the Audit Committee. The Audit Committee met eleven times during the 2003 fiscal year.

Dale Kesler has been designated by the Board of Directors as an audit committee financial expert. Mr. Kesler was a former partner at Arthur Andersen and has served on various boards and audit committees of publicly-held companies; thus the Board believes Mr. Kesler has the requisite understanding and experience to meet such standard. In addition, the Board determined that Mr. Jackson and Mr. Thompson are financially literate in the areas that are of concern to the Company, and are able to read and understand fundamental financial statements. The Board has also determined that Mr. Kesler, Mr. Jackson and Mr. Thompson each meet the independence requirements set forth in the Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. No member of the Audit Committee participated in the preparation of the financial statements of the Company or any current subsidiaries of the Company at any time during the past three years. In addition, no member of the Audit Committee accepted any consulting, advisory or other compensatory fee from the Company, other than for service on the Board or its committees, and no member of the Audit Committee was an affiliate of the Company or any of its subsidiaries in fiscal 2003.

Report of the Audit Committee of the Board of Directors

The Board of Directors adopted a formal written charter for the Audit Committee on September 27, 1999, and has reviewed and reassessed the adequacy of the charter on an annual basis. The Audit Committee subsequently amended and restated the Audit Committee charter on January 21, 2000, on September 5, 2001, on October 13, 2003, and again on December 5, 2003 in accordance with the Marketplace Rules of the Nasdaq Stock Market and the regulations of the SEC regarding audit committees.

In fulfilling its responsibilities as set forth in its charter, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended November 30, 2003. The Audit Committee also discussed with the Company’s independent auditors for fiscal 2003, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

The Audit Committee received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Grant Thornton its independence with respect to the Company.

The Audit Committee reviewed and discussed with internal audit services the audit scope and plan for fiscal 2004, significant audit findings during fiscal 2003 and management’s response thereto.

Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 30, 2003 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 as filed with the SEC as of February 26, 2004, and the Board of Directors approved the recommendation.

The Audit Committee reviewed and discussed the Company’s financial statements for the quarterly periods ended February 28, 2003 and May 31, 2003 with KPMG LLP (“KPMG”), the Company’s former independent auditors, and reviewed and discussed the Company’s financial statements for the quarterly period ended August 31, 2003 with Grant Thornton.

Dale V. Kesler

John L. (“J.L.”) Jackson

Jere W. Thompson

Principal Accountant Fees and Services

The following table summarizes the fees paid or payable to Grant Thornton and KPMG for services rendered for the fiscal year ended November 30, 2003 (in thousands).

	KPMG		Grant Thornton		Total
Audit Fees	$—	389,869	—	1,808,653		2,198,522
Financial Information Systems Design and Implementation Fees	—	—	—	—	—	—
All Other Fees
Audit Related Fees	$342,580	—	81,390	—	423,970	—
Tax Fees	687,161	1,029,741	6,150	87,540	693,311	1,117,281

		$1,419,610		1,896,193		3,315,803

The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the principal accountant’s independence.

Changes in Principal Independent Accountant

On July 31, 2003, KPMG resigned as the principal independent accountants and auditors of the Company. The audit reports of KPMG on the consolidated financial statements of the Company and subsidiaries as of and for the years ended November 30, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The resignation of KPMG was not recommended or approved by the Board of Directors nor any audit or similar committee of the Board of Directors.

In connection with the audits of the Company’s two most recent fiscal years ended November 30, 2002, and the subsequent interim period through July 31, 2003, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused KPMG to make reference to the subject matter of such disagreements in connection with its opinion.

In connection with the audits of the Company’s two most recent fiscal years ended November 30, 2002 and the subsequent interim period through July 31, 2003, there were no “reportable events” as that term is defined in

Item 304(a)(1)(v) of Regulation S-K, except that KPMG issued a management letter in connection with its audit of the Company’s financial statements for the fiscal year ended November 30, 2001, which identified “material weaknesses” (as defined under standards established by the American Institute of Certified Public Accountants) in the Company’s Mexico operations. These material weaknesses were insufficient documentation of accounting entries and procedures, failure to timely reconcile accounts receivable and accounts payable, inaccurate inventory aging, and lack of information technology controls to minimize the risk of data manipulation. Although there were no material weaknesses in the Company’s internal controls on a consolidated basis for the fiscal year ended November 30, 2002, KPMG, in connection with its audit of the Company’s consolidated financial statements for the fiscal year ended November 30, 2002, identified a material weakness at the Company’s Mexico subsidiary level that related to the reconciliation of certain manual accounting systems in Mexico.

In the second and third quarters of 2003, the Company implemented a system to increase automation of the activation process in order to reduce and/or eliminate duplicate activations and omissions and also has reduced the number of agents. In addition, the Company’s manual reconciliation process with one of its major carrier customers previously involved numerous transactions and disputed items. The Company and the carrier customer manually reconciled these accounts. The Company has simplified the business process with the customer and the account is now timely reconciled. In addition, the Company made significant management changes during fiscal 2002 and 2003 in its Mexico operations.

The audit committee of the Company’s board of directors discussed these material weaknesses with KPMG. KPMG has been authorized by the Company to respond fully to the inquiries of Grant Thornton concerning these reportable events.

On August 6, 2003 the Company engaged Grant Thornton as its principal independent accountants and auditors. Such engagement was approved by the Board and the Audit Committee on August 6, 2003.

In the Company’s two most recent fiscal years and any subsequent interim period prior to the engagement of Grant Thornton, neither the Company nor anyone acting on the Company’s behalf has consulted with Grant Thornton regarding either:

(i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or

(ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

PROPOSAL II

APPROVAL OF THE CELLSTAR ASIA TRANSACTION

Special Cautionary Notice Regarding Forward-Looking Statements

Certain of the matters discussed in this Proposal II and elsewhere in this Proxy Statement may constitute “forward-looking statements” for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as so amended, the “Exchange Act”), and, as such, may involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company or the Greater China Operations and the market capitalization of the Greater China Operations to be materially different from future results, performance, achievements, or any market capitalization expressed or implied by such forward-looking statements. When used in this Proxy Statement, the words “anticipates,” “estimates,” “believes,” “continues,” “expects,” “intends,” “may,” “might,” “could,” “should,” “would,” and similar expressions are intended to be among the statements that identify forward-looking statements. Statements of various factors that could cause the actual results, performance, or achievements of the Company to differ materially from the Company’s expectations (“Cautionary Statements”) are disclosed in this Proxy Statement, including, without limitation, those statements made below and others made in conjunction with the forward-looking statements included in this Proposal II and otherwise in this Proxy Statement. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements.

The Company’s success and the Greater China Operations’ success will depend upon, among other things, economic conditions; wireless market conditions; the financial health of their largest customers; and the ability to improve operating margins, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, service indebtedness and meet covenant requirements, secure adequate financial resources, continually turn inventories and accounts receivable, successfully manage changes in the size of operations (including monitoring operations, controlling costs, maintaining adequate information systems, and effective inventory and credit controls), manage operations that are geographically dispersed, achieve significant penetration in existing and new geographic markets, hire, train, and retain qualified employees who can effectively manage and operate their businesses, and successfully manage the repositioning of operations.

The Company’s foreign operations, including the Greater China Operations, are subject to various political, economic, and other risks including, but not limited to, the following: political instability, economic instability, another outbreak of severe acute respiratory syndrome (“SARS”), currency controls, currency devaluations, exchange rate fluctuations, potentially unstable channels of distribution, increased credit risks, export control laws that might limit the markets the Company can enter, inflation, changes in laws and enforcement policies related to foreign ownership of businesses abroad, foreign tax laws, trade disputes among nations, changes in cost of and access to capital, changes in import/export regulations, including enforcement policies, “gray market” resales, and tariff and freight rates.

In addition to the factors listed above, threats of terrorist attacks, a decline in consumer confidence, and continued economic weakness in the U.S. and throughout the countries in which the Company does business could have a material adverse impact on the Company.

Description of the Greater China Operations

After the CellStar Asia Transaction, the Company will have divested up to 70% of its ownership of the Company’s operations in the Greater China Operations. Management of the Company believes that in the countries in which the Greater China Operations operate, primarily in the PRC, demand for wireless communications services has been and should continue to be driven by an unsatisfied demand for basic phone service due to the lack of adequate landline service and limited wireless penetration. Management of the Company believes that wireless systems in this region offer a more attractive alternative to landline systems because wireless systems do not require the substantial amount of time and investment in infrastructure (in the form of buried or overhead cables) associated with landline systems. Based on these and other factors, as well as the large population base and economic growth in this region, management of the Company believes that phone users will increasingly use wireless systems. In addition, declining tariffs and low-end handsets are expected to increase penetration in the future, as a larger proportion of the population will be able to afford to use wireless communication services.

In the PRC, according to data provided by the Ministry of Information and Industry of the PRC (the “MII”), the number of mobile telephone subscribers in recent years has increased at a compound annual growth rate of 95%, from approximately 177,000 at the end of 1992 to approximately 269 million at the end of 2003. According to the MII, the number of mobile telephone subscribers in China increased by 62 million in 2003 alone. Based on these and other factors, as well as the large population base and economic growth in this region, management of the Company believes that phone users should increasingly use wireless systems, which should continue to create growth opportunities in the region.

The Greater China Operations offer wireless handsets and accessories manufactured by original equipment manufacturers through its agreements with Nokia (China) Investment Co., Ltd. (“Nokia”), Wuhan NEC Mobile Communications Co., Ltd. (“NEC”), Motorola (China) Electronics Ltd. (“Motorola”), and Siemens Shanghai Mobile Communications Ltd. (“Siemens”), and aftermarket accessories manufactured by a variety of suppliers. Also, the Company recently began shipping product manufactured by Shanghai DBTEL Industry Co., Ltd (“DBTEL”). The Company does not have a formal contract with DBTEL and is currently buying from DBTEL on a purchase order basis. Throughout the regions of operation, the Greater China Operations act as a wholesale distributor of wireless handsets to large and small volume purchasers.

In the PRC, the Company purchases wireless handsets manufactured by Nokia, NEC, Motorola, Siemens, and DBTEL, and wholesales those products to distributors and retailers located throughout the PRC. The Company has also entered into cooperative arrangements with certain local distributors that allow them to establish wholesale and retail operations using the Company’s trademarks. Under the terms of such arrangements, the Company provides services, sales support, training, and access to promotional materials for use in these distributors’ operations. As a result of these cooperative arrangements, approximately 1,700 retail points of sale in the PRC display the CellStar name and trademarks. In exchange, these distributors agree to purchase those product models that the Company sells only from the Company.

The Company has an extensive distribution network through its sales of products to 26 wholesale distributors located throughout the PRC. The Company has a total of 73 wholesale customers located throughout the PRC. The Company leases warehouse, showroom, and office space in the Pudong district of Shanghai, as well as office and warehouse space in both Beijing and Guangzhou and office space in Chengdu.

The Company’s revenues in the PRC operations historically have been primarily from the sale of handsets supplied by Nokia and Motorola. Since mid-2002, Nokia and Motorola have lost significant market share to local Chinese manufacturers. Gartner, Inc. (“Gartner”), a technology research and advisory firm, estimates that, as of January 2004, Chinese handset makers accounted for approximately 38% of the country’s wireless market. In addition, Gartner expects one of the leading Chinese handset vendors to break into the worldwide top ten biggest phone manufacturers in 2004 based on number of handsets sold. Gartner has received no compensation from the Company in connection with such research.

In Hong Kong, the Company derives its revenue principally from wholesale sales of wireless handsets to Hong Kong-based companies that export these products. In Taiwan, the Company distributes products through wholesale and retail outlets throughout the island.

The following table outlines CellStar’s entry into the PRC, Hong Kong, and Taiwan:

Country	Year Entered	Type of Operation (as of November 30, 2003)
Hong Kong	1993	Wholesale and Retail
Taiwan	1995	Wholesale and Retail
People’s Republic of China	1997	Wholesale

At November 30, 2003, the Greater China Operations sold their products to approximately 165 wholesale customers, the ten largest of which accounted for approximately 28.7% of consolidated revenues of the Company. The Greater China Operations are highly dependent upon relationships with customers and vendors developed by A.S. Horng, the Chairman, Chief Executive Officer and General Manager of CellStar Asia, and other members of the CellStar management team. If Mr. Horng were to depart as Chief Executive Officer of CellStar Asia, the Greater China Operations would be materially adversely affected.

The Greater China Operations offer a broad product mix compatible with digital systems, and anticipate that their product offerings will continue to expand with the evolution of new technologies as they become commercially viable. The Greater China Operations market their products to a variety of wholesale purchasers, including retailers, exporters, and wireless carriers, through each of their direct sales force, trade shows, direct advertising, and incentives to retail and wholesale customers. To penetrate local markets in certain countries, the Greater China Operations have made use of subagent and license relationships.

As of November 30, 2003, the Greater China Operations had a total of 17 operating facilities, 15 of which were leased. These facilities serve as offices, warehouses, distribution centers, or retail locations.

As shown in the organizational chart below, the Greater China Operations are conducted by the following corporate entities: (i) Shanghai CellStar International Trading Co. Ltd., which conducts the operations in the PRC; (ii) CellStar Asia, which conducts the operations in Hong Kong; (iii) CellStar Telecommunication Taiwan Co. Ltd., which conducts the operations in Taiwan (“CellStar Taiwan”); and (iv) CellStar Asia Pacific Corporation, which, through a direct wholly owned subsidiary, owns 19.35% of Systar Corporation, Ltd., a Taiwanese entity that designs content for web-enabled telephones, and 40% of Chinadotcom CellStar Ltd., an entity based in the PRC that was established to operate a portal for web-enabled telephone applications, but which is largely inactive. These three corporations are direct wholly owned subsidiaries of CellStar International, which is a direct wholly owned subsidiary of National Auto Center, Inc (“National Auto”). National Auto is a direct wholly owned subsidiary of the Company.

Description of the CellStar Asia Transaction

In conjunction with the CellStar Asia Transaction, a reorganization will take place pursuant to which a newly formed Cayman Islands corporation (“New CellStar Asia”) will be established as the holding company for the Greater China Operations. In this reorganization, CellStar International will cause the business and assets associated with the Greater China Operations to be transferred to New CellStar Asia in exchange for 80% of the outstanding shares of New CellStar Asia. Certain of the directors and senior management of CellStar Asia will establish their own newly formed company (“ManCo”). ManCo will provide an initial capital contribution of approximately $200,000 to New CellStar Asia. ManCo will own the balance of 20% of the outstanding shares of New CellStar Asia (the “ManCo Interest”). New CellStar Asia will then effect the IPO. CellStar International will sell up to a maximum of 50% of the outstanding shares of New CellStar Asia in the CellStar Asia Transaction through a combination of the IPO and private placements. Shares in New CellStar Asia will be publicly traded on the Stock Exchange of Hong Kong Limited (the “SEHK”).

The amount of the ManCo Interest was determined during negotiations between management of the Company and the CellStar Asia management team. The Board of Directors believes that, without the involvement of the CellStar Asia management team, the value that may be achieved for the Company’s stockholders through the CellStar Asia Transaction would be unachievable. The CellStar Asia management team is primarily responsible for the success of the Greater China Operations, and the Greater China Operations are necessarily dependent upon the relationships with suppliers and customers developed by the CellStar Asia management team. The loss of the CellStar Asia management team would materially and negatively impact the Greater China Operations. As a result, the Board of Directors believes that the continued and committed involvement of the CellStar Asia management team is essential in achieving the greatest value for the Company’s stockholders in the CellStar Asia Transaction. Accordingly, the Board of Directors believes that a significant shareholding in New CellStar Asia by the CellStar Asia management team is a recognition of the importance of the CellStar Asia management team to the success of the CellStar Asia Transaction and to the continued success of the Greater China Operations, and is necessary to help ensure the continued leadership of the CellStar Asia management team. In addition, the ManCo Interest will help align the interests of the CellStar Asia management team with those of the stockholders of New CellStar Asia and of the Company.

Each of the members of the CellStar Asia management team will enter into employment agreements with New CellStar Asia at the time of the IPO that will contain customary non-competition, non-solicitation, and confidentiality covenants that management of New CellStar Asia believes are enforceable under Hong Kong law. Apart from these employment agreements and equity ownership in ManCo, it is not anticipated that there will be any other commitments, agreements, or obligations that would entice the members of CellStar Asia management to maintain their relationships with New CellStar Asia.

The Board believes that the principal disadvantages of the CellStar Asia Transaction include the loss of a substantial portion of the Company’s largest revenue producer for the past five years; the loss of a substantial portion of the Company’s largest operating income producer from 1996 through 2002 (whose operating results for 2003 were negatively impacted by the outbreak of SARS); the loss of the corporate allocations (consisting of a royalty fee and selling, general, and administrative expenses) that are currently charged to the Greater China Operations, which were $3.8 million in fiscal 2003; the loss of a substantial portion of the market in the Asia-Pacific Region; which the Board of Directors believes will increase in the future; and a possible book loss on the CellStar Asia Transaction.

New CellStar Asia will be incorporated in the Cayman Islands because the transfer of shares in a Cayman Islands company, before its listing on the SEHK, does not result in any Hong Kong stamp duty, which would be incurred by any transferor or transferee of shares in New CellStar Asia if it were incorporated in Hong Kong. Therefore, the costs of the pre-IPO restructuring, in the event it involves any transfer of shares in New CellStar Asia, will be minimized. This is the only tax consideration that affected the decision regarding the jurisdiction of incorporation of New CellStar Asia. With respect to non-tax considerations, the corporate law framework of the Cayman Islands is more flexible than that in Hong Kong. For example, financial assistance provided by Hong

Kong companies for the acquisition of their own shares is generally prohibited subject to limited exceptions. Cayman Islands companies may provide financial assistance for the acquisition of their own shares if the board of directors approves the transaction as bona fide and in the interest of the company. The capital maintenance rules are also more stringent under Hong Kong laws. Companies in both Hong Kong and the Cayman Islands are required to put under a “share premium account” all the share premium they receive for issuing shares at a premium. For a Hong Kong company, amounts under the share premium account are treated as part of the share capital and, in order to maintain the capital of the company and protect the interests of its creditors, cannot be used to pay out distributions or dividends. However, for a Cayman Islands company, the share premium account may be applied by the company in such manner as the company may, from time to time, determine, including for paying distributions or dividends to members.

Apart from the advantages mentioned above, it is also a trend that most listed companies in Hong Kong are incorporated either in Bermuda or the Cayman Islands, and technology companies have a particular preference for the Cayman Islands. The Company has not identified any material disadvantage to choosing the Cayman Islands as the place of incorporation for New CellStar Asia.

According to the Articles of Association of New CellStar Asia, no dividend can be declared or paid except out of profits and reserves lawfully available for distribution. As it is contemplated currently that there will only be one class of shares in New CellStar Asia, New CellStar Asia must pay dividends, if any, proportionately to all stockholders.

There will be no non-compete agreements between the Company and New CellStar Asia; therefore, the companies are not prohibited from competing against each other after the completion of the CellStar Asia Transaction. However, neither the Company nor New CellStar Asia currently intends to enter into the markets where the other will operate.

The Greater China Operations have built their businesses using trademarks, logos, domain names, and other intellectual property owned by CellStar, Ltd., an indirect wholly owned subsidiary of the Company, and have gained significant name recognition in their markets. As a result, management of the Company and the CellStar Asia management team believe it is important to the success of the IPO and the business of the Greater China Operations that New CellStar Asia continue to use such intellectual property following the IPO. Accordingly, the Company, after negotiations with the CellStar Asia management team, has agreed, pursuant to a trademark license agreement which will be entered into between New CellStar Asia and CellStar, Ltd. at the time of the IPO, that this intellectual property will be licensed to New CellStar Asia for use in the PRC, Hong Kong, and Taiwan for a term of 99 years, subject to earlier termination due to a breach of the terms of such agreement. Certain of the trademarks that are currently used exclusively by the Greater China Operations will be licensed on an exclusive basis. Payment for the license will be a one time, lump-sum, non-refundable payment of $15.0 million, to be made by the assignment to CellStar, Ltd. of $15.0 million of an aggregate of $34.0 million in intercompany accounts receivable held by CellStar Asia and CellStar Taiwan from the Company and certain of its subsidiaries not included in the Greater China Operations. Of this $34.0 million, $32.9 million is held by CellStar Asia and $1.1 million is held by CellStar Taiwan. The Company and the CellStar Asia management team agreed that, just prior to the CellStar Asia Transaction, CellStar Asia and CellStar Taiwan will declare a dividend of approximately $19.0 million to CellStar International, payable by the assignment of any and all remaining intercompany accounts receivable held by CellStar Asia and CellStar Taiwan from the Company and any of its subsidiaries not included in the Greater China Operations. All intellectual property to be licensed pursuant to the trademark license agreement is owned by CellStar, Ltd. CellStar, Ltd. is directly owned by NAC Holdings, Inc. (a 99% limited partnership interest) and National Auto (a 1% general partnership interest). NAC Holdings, Inc. is a direct wholly owned subsidiary of National Auto. CellStar, Ltd. is the primary operating entity of the Company in the United States and owns all intellectual property of the Company worldwide. The Board believes that the amount of the payment for the license is fair and reasonable, after considering the relative advantages and disadvantages to the Company of alternative methods of payment for the license.

A. S. Horng, the Chairman, Chief Executive Officer and General Manager of CellStar Asia; Lawrence King, President and Chief Operating Officer of the Asia-Pacific Region; and Conor Yang, Chief Financial Officer of the Asia-Pacific Region, will each own 32.5% of ManCo. Ivan Chiang, General Counsel for the Asia-Pacific Region, will own the remaining 2.5% of ManCo. The CellStar Asia management team determined the stock ownership of ManCo. Upon consummation of the CellStar Asia Transaction and pursuant to his current employment agreement, Mr. Horng will be entitled to a success bonus of $1.5 million from the Company. If the market capitalization of New CellStar Asia at the time of the IPO (as determined by CellStar, New CellStar Asia, and the underwriters) is $250 million or greater, the success bonus will be increased to $2.5 million. At the time the Company and Mr. Horng entered into his current employment agreement, the Company was beginning to explore the possibility of a public offering or other transaction involving the Greater China Operations. The Company included the success bonus in Mr. Horng’s employment agreement to ensure that Mr. Horng would be committed to the public offering if the Company decided to proceed with any such transaction.

The consummation of the CellStar Asia Transaction is conditioned upon the Company’s receiving stockholder approval of the CellStar Asia Transaction, the approval by the SEHK of the listing of New CellStar Asia on the SEHK, the consent of the Company’s bank group under its revolving credit agreement, the approval of the terms of the IPO by the Board of Directors, and, if necessary, the receipt of a revised fairness opinion. The Board of Directors has not determined any minimum market capitalization below which it would terminate the CellStar Asia Transaction. The anticipated closing date of the CellStar Asia Transaction is                         , 2004.

For the fiscal year ended November 30, 2003, the Company had consolidated revenues of $1.8 billion. If the CellStar Asia Transaction had been completed at the beginning of fiscal 2003, the Company would have recorded revenues during the year of $1.1 billion. See “Proposal II—Approval of the CellStar Asia Transaction—Unaudited Pro Forma Condensed Consolidated Financial Information.”

Regulatory Procedures for New CellStar Asia

To commence the process of applying for listing on the SEHK, New CellStar Asia is required to submit to the SEHK an application for listing known as an advance booking form, together with various other documents as required by the SEHK. The application for listing is subject to the approval of the Listing Committee of the SEHK. The Listing Committee of the SEHK will meet to consider a listing application, at the earliest, 25 business days after the filing of the advance booking form.

On March 17, 2003, New CellStar Asia submitted an application for listing to the SEHK. On May 1, 2003, the Company announced that it would delay the IPO due to the spread of SARS, which negatively impacted the business environment and financial markets in Hong Kong and China, as well as limited the Company’s ability to market the IPO. As a result of the delay, the Company’s application for listing expired.

On or about March 15, 2004, New CellStar Asia intends to submit to the SEHK another application for listing. Various documents are required to be filed together with the application for listing, including a draft of the prospectus, which is the main document for the offering of securities. There are also other documentary requirements at different points during the application process which New CellStar Asia must meet for the application to proceed.

The application for listing is subject to the approval of the Listing Committee of the SEHK. Depending on the progress of this review process, and if approval is given, the listing is expected to take place in late May or early June, 2004. However, there may be factors beyond the Company’s control that make this timetable unachievable.

Background of and Reasons for the CellStar Asia Transaction

The Board of Directors believes it is in the best interests of the Company’s stockholders to complete the CellStar Asia Transaction because it believes that the intrinsic value of the Greater China Operations is not fully reflected in the current market price of the Common Stock and that the CellStar Asia Transaction will allow the Company to more fully realize the intrinsic value. Additionally, the Board of Directors believes it is in the best interests of the Company’s stockholders to diversify the Company’s investment, thereby reducing risks to the Company associated with the Greater China Operations; retain the CellStar Asian management team for the benefit of new CellStar Asia; utilize deferred tax assets, including net operating loss carryforwards; and retain at least a 30% ownership interest in the Greater China Operations, all of which should be accomplished through the CellStar Asia Transaction.

The Board believes that the principal disadvantages of the CellStar Asia Transaction include the loss of a substantial portion of the Company’s largest revenue producer for the past five years, the loss of a substantial portion of the Company’s largest operating income producer from 1996 through 2002 (whose operating results for 2003 were negatively impacted by the outbreak of SARS), the loss of the corporate allocations (consisting of an intellectual property license royalty fee and selling, general, and administrative expenses) that are currently charged to the Greater China Operations, which were $3.8 million in fiscal 2003, the loss of a substantial portion of the market in the Asia-Pacific Region which the Board of Directors believes will increase in the future, and a possible book loss on the CellStar Asia Transaction itself.

The Company began exploring possible methods of realizing the full value of its Greater China Operations in late spring 2002. In June 2002, the Company engaged The Hongkong and Shanghai Banking Corporation Limited (“HSB”) to act as the lead underwriter if the Company decided to pursue an initial public offering of the Greater China Operations. In June 2002, the Company engaged UBS Warburg LLC (now known as UBS Securities LLC) (“UBS”) to act as financial advisor to the Company to assist the Company in evaluating and structuring the offering, as well as review other possible transactions that would achieve the Company’s goals. The Board selected UBS based on its significant presence in Asia, the recommendation of senior management with experience with UBS prior to joining the Company, and its overall reputation in the investment banking industry. In July 2002, the Company entered into a new employment agreement with A. S. Horng in anticipation of the expiration of the existing employment agreement in January 2003. As an incentive for Mr. Horng to enter into such agreement, the Company agreed to pay a signing bonus of $1.5 million, and also agreed to pay an additional bonus in the amount of $1.5 million upon the successful completion of any public offering of the Greater China Operations. If the market capitalization of New CellStar Asia at the time of the IPO (as determined by CellStar, New CellStar Asia, and the underwriters) is greater than or equal to $250.0 million, such additional cash bonus will be increased to $2.5 million. In September 2002, the Company engaged Raymond James & Associates, Inc. (“Raymond James”) as an additional financial advisor to advise the Board on the fairness of the proposed transaction.

In September 2002, the Company submitted an outline of the proposed structure for the IPO to the SEHK, seeking the SEHK’s initial view on the acceptability of the proposed structure. Throughout the period from September 2002 to January 2003, the Company was responding to comments and concerns of the SEHK. In January 2003, the SEHK advised the Company that New CellStar Asia could proceed with the filing of a listing application. On March 13, 2003, the Board of Directors received the Raymond James fairness opinion, approved the terms of the CellStar Asia Transaction, and authorized management to proceed with the listing on the SEHK and the filing of a preliminary proxy statement with the SEC. Throughout the period from September 2002 to March 2003, the Company was negotiating the terms of the CellStar Asia Transaction with the CellStar Asia management team. On March 14, 2003, the Company entered into a non-binding letter of intent with the CellStar Asia management team setting forth the structure of the proposed transaction and the proposed agreements between the CellStar Asia management team and the Company. On March 14, 2003, the Company filed a preliminary proxy statement with the SEC, and on March 17, 2003, the Company filed documents with the SEHK to commence the process of applying for listing.

On May 1, 2003, the Company announced that it would delay the IPO due to the spread of SARS, which negatively impacted the business environment and financial markets in Hong Kong and China, as well as limited the Company’s ability to market the IPO. As a result of the delay, and due to the decline in revenues in the Greater

China Operations during the second and third quarters of 2003 as compared to prior year comparable quarters, the Company and UBS re-evaluated alternatives for realizing the full value which the Company believes is locked up in the Greater China Operations, including a possible spinoff of those operations to the Company’s stockholders. The engagement letter between the Company and HSB terminated in June 2003, and on                 , the Company engaged UBS as the lead underwriter if the Company decided to pursue the IPO. The Company is proceeding with the IPO as the Board believes that, of the transactions it has considered with respect to the Greater China Operations, the CellStar Asia Transaction will be the most favorable to the Company’s stockholders.

Among the potential transactions considered by the Board were a sale of the Greater China Operation and a spinoff of those operations to the Company’s stockholders. The Company, through UBS, approached several potential buyers for the Greater China Operations. Such potential purchasers, however, provided preliminary indications of value for the Greater China Operations at a significantly lower value than the Company believes it can realize through the IPO. Additionally, such prospective purchasers would require the continued involvement of the CellStar Asia management team following any acquisition, which involvement the Board of Directors could not insure.

The Board also considered a possible spinoff of the Greater China Operations to the Company’s stockholders. Although the Board believes that such a transaction could potentially realize a slightly higher value for stockholders than that realizable in the CellStar Asia Transaction, the Board did not believe that it could insure that the spinoff could be accomplished in a tax-free manner for the Company’s stockholders. If the Company was unable to accomplish the spinoff in a tax-free manner for its stockholders, the value for stockholders would have been less than that of the CellStar Asia Transaction. Furthermore, since in a spinoff the new entity would be required to register its shares under U.S. securities laws, the spinoff would not achieve one of the Board’s goals for the transaction, which is to give the Greater China Operations more flexibility to act in the Asian business environment and be better able to further expand operations throughout the Greater China region without the imposition of certain U.S. laws or methods of conducting business that may otherwise cause the Greater China Operations to be at a competitive disadvantage.

The following table summarizes the Company’s segment information for the years ended November 30, 2003, 2002, and 2001 (in thousands):

	Asia-Pacific		North America	Latin America	Europe	Corporate	Total
	Greater China	Other
November 30, 2003
Revenues from external customers	$741,708	155,834	529,204	366,678	—	—	1,793,424
Impairment of assets	—	—	—	3,966	—	—	3,966
Operating income (loss)	5,589	(1,986)	13,345	(5,005)	585	(18,269)	(5,741)
Total assets	259,695	18,257	106,714	103,931	4,110	55,588	548,295
November 30, 2002
Revenues from external customers	950,870	164,629	558,173	341,632	47,467	—	2,062,771
Impairment of assets	—	—	—	2,532	1,123	—	3,655
Severance and exit charges	—	—	—	561	2,005	—	2,566
Operating income (loss)	33,012	1,362	18,774	(15,047)	(8,042)	(20,893)	9,166
Total assets	207,785	21,391	72,863	117,151	46,535	49,866	515,591
November 30, 2001:
Revenues from external customers	1,078,880	134,574	578,612	411,080	111,431	—	2,314,577
Separation agreement	—	—	—	—	—	5,680	5,680
Operating income (loss)	29,631	3,467	25,805	(11,371)	(6,429)	(28,043)	13,060
Total assets	242,532	20,736	143,598	130,481	48,885	59,838	646,070

The unaudited combined financial statements of the Greater China Operations for the years ended November 30, 2003, 2002 and 2001 are attached as Appendix A.

The Asia-Pacific Region, which includes the countries in the Greater China Operations as well as Singapore, The Philippines, and Korea, has been the single largest revenue producing operation of the Company for the past five years and the largest operating income producer from 1996 through 2002 (and whose operating results for 2003 were negatively impacted by the outbreak of SARS). The Board of Directors believes that an unfamiliarity with the PRC marketplace and a fear of the political climate in the PRC causes U.S. investors to heavily discount the value of the Asia-Pacific Region, including the Greater China Operations. The Board of Directors believes that investors in Asia will be more familiar with the Company’s operations in the region and will also be more comfortable investing in a business whose main revenue source is its operations in the PRC. The Board of Directors believes that Asian investors will place a higher value on the Greater China Operations than investors in U.S. markets have. The Board of Directors believes that the CellStar Asia Transaction will enable the Company to realize some of the value that has been discounted by markets and investors in the United States as well as turn some of that value into cash and tradable stock.

For example, if the market capitalization of New CellStar Asia is $200.0 million at the time of the CellStar Asia Transaction and CellStar International sells 50% of the outstanding shares, the Company, indirectly through CellStar International, would receive gross cash proceeds of $100.0 million and own 30% of the outstanding shares of New CellStar Asia, which shares would have a market value of $60.0 million. In that case, the gross proceeds plus the value of the remaining stock would equal $160.0 million, an amount equal to approximately 65% of the market capitalization of the entire Company on the Nasdaq National Market as of March 8, 2004, the last trading day of the Company’s first quarter of the 2004 fiscal year, which was approximately $244.3 million. A market capitalization of $200.0 million is the minimum market capitalization of New CellStar Asia at the time of the IPO at which the consideration to be received by the Company in connection with the CellStar Asia Transaction is fair to the Company from a financial point of view, as set forth in the opinion of Raymond James. See Proposal II—Approval of the CellStar Asia Transaction—Opinion of the Company’s Financial Advisor.” There can be no assurance that New CellStar Asia will have a market capitalization of $200.0 million at the time of the CellStar Asia Transaction or at any other time. The Board of Directors believes that the CellStar Asia Transaction is the best way for the Company and its stockholders to realize the value of the Greater China Operations.

The Board also believes it is in the best interests of stockholders for the Company to diversify its investment, thereby reducing risks associated with the Greater China Operations. Revenues of the Greater China Operations accounted for approximately 41.4%, 46.1% and 46.6% of the total consolidated revenues of the Company for fiscal years ended November 30, 2003, 2002 and 2001, respectively. Operating income for those same periods was $5.6 million, $33.0 million and $29.6 million, respectively. The majority of such revenues and operating income is derived from the Company’s operations in the PRC and is denominated in Renminbi. The Renminbi currently is not a freely convertible currency. Furthermore, foreign exchange transactions are subject to restrictions and, in many instances, require prior approval of the State Administration of Foreign Exchange, the PRC governmental entity responsible for regulating foreign exchange. Such restrictions effectively limit the Company’s ability to repatriate earnings from the Greater China Operations to the U.S.

Any depreciation of the Renminbi in the future could adversely affect the Company’s financial results. The value of the Renminbi is subject to changes in the PRC government’s policies, and depends to a large extent on China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. dollars has generally been stable, and the Renminbi has appreciated slightly against the U.S. dollar. However, given the economic instability and currency fluctuations in Asia in recent years, there is no assurance that the value of the Renminbi will continue to remain stable against the U.S. dollar or any other foreign currency.

Although the implementation of economic reforms by the PRC government since 1978 has brought about substantial success in China’s economic development, many of these reforms are unprecedented or experimental in nature. The reforms are expected to be further refined and improved upon in the future. However, there is no assurance that future reforms will always be beneficial to the Company. The Company’s operations in Taiwan are also subject to certain risks. Taiwan has a unique international political status. The PRC government does not recognize the legitimacy of the government of Taiwan and claims that Taiwan is part of China. Although significant economic and cultural relations have been established in recent years between Taiwan and the PRC, from time to time there has been significant increased tension between Taiwan and the PRC. No assurance can be given that the relations between Taiwan and the PRC will improve, or that future military or economic activities may not be undertaken by either government to the detriment of the other. If relations between Taiwan and the PRC deteriorate, the Company’s business in Taiwan could be materially and adversely affected.

Since such a large portion of the Company’s consolidated revenues and operating income is derived from its Greater China Operations, the Board believes that it is in the best interests of the Company’s stockholders to diversify its investment, thereby reducing the risks associated with doing business in that region. The Board believes that the CellStar Asia Transaction provides the Company the opportunity to monetize its investment, converting a portion of it into cash that can be brought back to the U.S., and converting the remaining interest into a freely transferable stock of an SEHK listed company. The Board believes that the current equities market conditions in Hong Kong provide the Company an excellent opportunity to diversify its investment in a very favorable market.

The PRC is the largest cellular phone market in the world, and with its entry into the World Trade Organization on December 11, 2002, the Company anticipates that the PRC market will continue to expand. However, with entry into the World Trade Organization, increased competition may negatively impact CellStar Asia’s margins. Certain restrictions regarding foreign ownership and investment in domestic Chinese entities in the wholesale, distribution, and retail areas are scheduled to be lifted no later than December 11, 2004, thus opening up the markets to further competition.

Additionally, carriers in the PRC historically have not subsidized the sale of handsets in connection with activations as is frequently done in the U.S. market. As a result, the PRC market has begun to shift toward a preference for less expensive handsets as the market begins to mature. The Company’s revenues in the PRC operations historically have been primarily from the sale of handsets supplied by Nokia and Motorola. Since mid-2002, Nokia and Motorola have lost significant market share to local Chinese manufacturers. Gartner estimates that, as of January 2004, Chinese handset makers accounted for approximately 38% of the country’s wireless market. In addition, Gartner expects one of the leading Chinese handset vendors to break into the worldwide top ten biggest phone manufacturers in 2004 based on number of handsets sold. Revenues in future periods will be significantly impacted by the Company’s ability to obtain competitive handsets from its current suppliers or from new suppliers. There can be no assurance that the Company will be able to procure such handsets on favorable terms such that it can effectively compete in the PRC. The Company is working to increase its product offerings and to expand its supplier base with a viable partner that offers quality products at competitive prices. In late 2002 and early 2003, the Company entered into agreements with NEC that have provided an additional product to the Company. Also, the Company recently began shipping product manufactured by DBTEL. The Company does not have a formal contract with DBTEL and is currently buying from DBTEL on a purchase order basis.

The Board of Directors believes that the CellStar Asia Transaction will allow New CellStar Asia to better react to these market factors due to increased autonomy. Increased autonomy will allow the CellStar Asia management team to make strategic decisions more quickly since decisions will not have to be approved by the Company’s officers in the U.S. Also, the CellStar Asia management team will be free to deploy capital and resources at its discretion and not be subject to approval by the Company’s officers, who must weigh competing demands for capital and resources throughout the Company.

For the year ended November 30, 2003, the five largest customers of the Greater China Operations accounted for approximately 52% of the total revenues of the Greater China Operations. The customers of the

Greater China Operations are not obligated, pursuant to any contractual commitments or otherwise, to purchase any minimum amount of the products which the Greater China Operations distributes in the region. The principal competitors of the Greater China Operations are other wholesalers who distribute the same brands of mobile telephones carried by the Greater China Operations, and increased sales by these competitors may directly decrease the sales of products carried by the Greater China Operations. Further, management of the Greater China Operations expects competition to remain strong in the future, especially given the easing of restrictions on foreign entities engaging in wholesale distribution, which is anticipated to occur by December of 2004 in connection with the PRC’s entry into the World Trade Organization. There can be no assurance that growth in demand in the PRC for mobile communications products offered by the Greater China Operations will continue at the current pace.

The business of the Greater China Operations in the PRC is materially affected by regulations that limit its methods of operation. For example, the Greater China Operations are not permitted by current laws and regulations to directly operate as a wholesaler or a retailer in the PRC market. In order to conduct business in the PRC, the Company’s trading activities are currently carried out via government authorized commodities exchanges and import/export companies in the Shanghai Waigaoqiao Free Trade Zone that possess the requisite government licenses to conduct trading activities between enterprises located in the Shanghai Waigaoqiao Free Trade Zone and enterprises located outside that zone. The business of the Greater China Operations in the PRC is dependent upon the continuation of these trading practices in the Shanghai Waigaoqiao Free Trade Zone. Additionally, the telecommunications industry in the PRC and Hong Kong is heavily regulated by the MII. Under current regulations, foreign investors are restricted from participating in the operation and management of a telecommunications services business in the PRC. Further, the Renminbi, the lawful currency of the PRC, is not a freely convertible currency.

The Board of Directors believes that the PRC’s entry into the World Trade Organization will reduce the ownership and operating restrictions imposed by the current laws and regulations of the PRC, thus reducing the barriers to entry for foreign entities engaging in wholesale distribution. As a result, the Board of Directors believes that competition could increase for the Company’s PRC operations, which could reduce the Company’s future revenues and margins in the PRC. In light of the increased competition, the Board of Directors does not believe that the PRC’s entry into the World Trade Organization will be advantageous to the Company’s operations in the PRC.

As a result of the CellStar Asia Transaction, the Board of Directors believes that management of New CellStar Asia will have more flexibility to act in the Asian business environment and be better able to further expand operations throughout the PRC, Hong Kong, and Taiwan without the imposition of certain U.S. laws or methods of conducting business, which may otherwise cause the Greater China Operations to be at a competitive disadvantage. These laws and methods include the extraterritorial application of U.S. antitrust laws, which prohibit arrangements that may otherwise be legal under local laws, and costs of compliance with SEC reporting requirements, the Sarbanes-Oxley Act of 2002, and other laws.

The CellStar Asia Transaction would also remove restrictions on the Company’s operations located in the region that are contained in the Company’s U.S. domestic bank loan agreement. The loan agreement imposes such restrictions on CellStar and its majority owned or controlled subsidiaries only, so New CellStar Asia would no longer be subject to those restrictions after the CellStar Asia Transaction. The loan agreement contains, among other provisions, covenants relating to the maintenance of certain financial ratios and limits the incurrence of additional debt, mergers and acquisitions, and the disposition of assets. The Company will ask the lenders to release their pledge of 65% of the outstanding stock of the Greater China Operations in Hong Kong and Taiwan. There can be no assurance that the lenders will approve the release. If the lenders do not approve the release, either the Company will pay off in full (including a $2.6 million early termination penalty) and terminate the credit facility at or prior to the completion of the CellStar Asia Transaction or the Company will not proceed with the CellStar Asia Transaction. If the lenders consent to the CellStar Asia Transaction, the Company expects that the lenders will require it to pledge 65% of the outstanding shares of New CellStar Asia that the Company owns as collateral under the bank loan agreement, as that is the pledge requirement for equity of foreign subsidiaries set forth in the agreement.

The CellStar Asia Transaction may cause the Company to violate one of the covenants in the indenture for its 12% Senior Subordinated Notes due 2007 (the “Senior Notes”), which would create an event of default under the indenture. Although the Company could seek a waiver of the event of default from the holders of the Senior Notes, the Company intends to pay off the $12.4 million of outstanding Senior Notes from the proceeds of the CellStar Asia Transaction. By paying off the Senior Notes, the Company will recognize a gain on the early extinguishment of the debt of approximately $5.1 million. The $5.1 million gain represents the remaining interest on the Senior Notes that was accrued upon completion of the Company’s exchange offer in February 2002. Payment of the Senior Notes will require the consent of the Company’s domestic lenders. The Company anticipates that it will receive the lenders’ consent. If the lenders do not approve the payment of the Senior Notes, either the Company will pay off in full (including a $2.6 million early termination penalty) and terminate the credit facility at or prior to the completion of the CellStar Asia Transaction or the Company will not proceed with the CellStar Asia Transaction.

As part of the CellStar Asia Transaction, the CellStar Asia management team, through its investment holding vehicle, ManCo, will own 20% of the outstanding stock of New CellStar Asia. The Board of Directors believes that such shareholding is appropriate for the reasons set forth below.

The Company has explored other ways of deriving the value which it believes is locked up in the Greater China Operations, including a sale to outside investors, a management buyout, a spinoff, or other transaction. A sale to outside investors would include the risk that, if sold to a third party, the members of the CellStar Asia management team would terminate their employment, resulting in a business that would be worth less. A sale to management was not viable as the CellStar Asia management team did not have the necessary funds or financing. However, without the involvement of the CellStar Asia management team, the Board of Directors believes that the value that may be achieved for its stockholders through the CellStar Asia Transaction would be unachievable. The CellStar Asia management team is primarily responsible for the success of the Greater China Operations. The Greater China Operations are necessarily dependent upon the relationships developed by the CellStar Asia management team with suppliers and customers, and the loss of the CellStar Asia management team would materially and negatively impact the Greater China Operations. As a result, the Board of Directors believes that the continued and committed involvement of the CellStar Asia management team is essential in achieving the greatest value for its stockholders in the CellStar Asia Transaction. Accordingly, the Board of Directors believes that a significant shareholding in New CellStar Asia by the CellStar Asia management team is a recognition of the importance of the CellStar Asia management team to the success of the CellStar Asia Transaction and to the continued success of the Greater China Operations, and is necessary to attempt to ensure the CellStar Asia management team’s continued leadership. In light of these considerations, the Board of Directors concluded that the CellStar Asia Transaction is the best way for the Company and its stockholders to realize the value of the Greater China Operations.

The Company has agreed, in connection with the CellStar Asia Transaction, not to dispose of any of its shares of stock of New CellStar Asia, other than those shares sold in the CellStar Asia Transaction, for a period of 12 months following the IPO (the “Lock-up Period”). Manco has likewise agreed, in connection with the CellStar Asia Transaction, not to dispose of any of its shares of stock in New CellStar Asia for a period of 12 to 18 months following the IPO.

The Company has further agreed, in negotiations with the CellStar Asia management team and as part of the overall stock ownership and value that the CellStar Asia management team would obtain in the CellStar Asia Transaction, that, in the event that the total sale proceeds received by CellStar International from the sale of its shares in New CellStar Asia in the IPO and any subsequent sales or exchanges of its shares after the expiration of the Lock-up Period exceed $260.0 million, CellStar International shall pay to ManCo an amount in cash equal to

20% of the difference between CellStar International’s total proceeds received from the sale or exchange of shares of New CellStar Asia and $260.0 million. Such amount will become payable as soon as CellStar International’s total proceeds received from the sale or exchange of its shares in New CellStar Asia exceed $260.0 million.

As described above, the Asia-Pacific Region, which is primarily composed of the Greater China Operations, has been the single largest revenue producing operations of the Company for the past five years and was the largest operating income producer from 1996 through 2002 (whose operating results for 2003 were negatively impacted by the outbreak of SARS). Accordingly, the CellStar Asia Transaction will result in the loss of a substantial portion of the largest revenue and income producer for the Company. Furthermore, the Company will no longer receive corporate allocations that are currently charged to the Greater China Operations, which were $3.8 million in fiscal 2003. These corporate allocations consist of a royalty fee pursuant to a license of certain intellectual property of the Company and selling, general, and administrative expenses. Also, with the loss of the Greater China Operations, the Company will not be able to take advantage of the benefits of any market growth in the countries in which the Greater China Operations operate. Finally, as set forth in the table on page 36, the Company may recognize a loss on the CellStar Asia Transaction of up to $15.1 million. As this loss would be a book loss, not a cash loss, and based on the other potential benefits of the CellStar Asia Transaction, the Board determined that this risk of incurring a loss is acceptable.

The Company is exploring options for the best use of any cash proceeds received from the CellStar Asia Transaction that would enhance stockholder value. The Company intends to pay off its outstanding Senior Notes from the proceeds of the CellStar Asia Transaction. Among the other options the Company is considering is the repayment of outstanding indebtedness under its revolving credit facility. At February 29, 2004, the Company had $12.4 million principal amount of Senior Notes outstanding and owed $26.9 million under its revolving credit agreement. If the Company decides to repay its outstanding indebtedness under its revolving credit facility, it will be because the Company has determined that such a use of proceeds is in the best interests of the Company and its stockholders.

In 2002, the Company formulated a strategy to reposition its operations and began to evaluate its foreign operations based on long term profitability and overall return on investment. The Company divested or closed its operations in Peru, Argentina, and the United Kingdom (the “U.K.”) in the third quarter of 2002 and the Company completed the sale of its Netherlands operations on March 21, 2003. In October 2003, the Company sold its Sweden operations. The Company exited Peru, Argentina, and the U.K. because those operations were performing poorly. The Company sold its operations in The Netherlands and Sweden because they are highly competitive and highly penetrated markets which did not present significant growth potential without significant investment of capital. To reduce its in-country exposure in Colombia, the Company negotiated with its major carrier customer in Colombia and shifted the carrier customer’s business to the Company’s Miami export operations during the second quarter of 2003. In connection with this shift, the Company has made a strategic decision to seek a high level of local ownership in Colombia. The CellStar Asia Transaction is not part of this repositioning strategy and is unlike these recently completed divestitures. The purpose of the CellStar Asia Transaction is to realize the intrinsic value of the Greater China Operations.

The Company’s operations in the U.K. were closed as of August 31, 2002, while its operations in Peru and Argentina were transferred to their respective local management teams at approximately book value. As part of the divestitures, the Company obtained promissory notes totaling $0.9 million and $0.2 million, respectively, from local management in Peru and Argentina. These promissory notes are fully reserved and will remain reserved pending receipt of payments by the Company. On March 21, 2003, the Company completed the sale of its Netherlands operations to a group which included local management. The purchase price was $2.1 million in cash and required the buyers to assume all indebtedness. In October 2003, the Company sold its Sweden operations to AxCom AB, a purchaser unrelated to the Company’s management in Sweden, for $10.9 million in cash and the assumption of all indebtedness of the Sweden operations.

The Board of Directors believes that, although the wireless communications industry will continue to grow, it will not grow at the same pace in every country because of factors such as competition, economic conditions, and political and regulatory issues. The Company has exited wireless markets that the Board of Directors believes have limited potential for long-term growth.

The Board of Directors considered the potential advantages and disadvantages of the CellStar Asia Transaction described above before concluding that the terms of the CellStar Asia Transaction were in the best interests of the Company’s stockholders.

Litigation

On April 30, 2003, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, New Castle County, styled as follows: Ruth Everson v. CellStar Corporation, James L. Johnson, John L. Jackson, Jere W. Thompson, Dale V. Kesler, and Terry S. Parker (the “Everson Suit”). The Everson Suit alleges breach of fiduciary duty and corporate waste in connection with the CellStar Asia Transaction. The Everson Suit seeks injunctive and other equitable relief, rescissory and/or compensatory damages, and reimbursement of attorney’s fees and costs. The parties agreed to a temporary stay of the proceedings until March 31, 2004, or earlier if the plaintiffs determine that the CellStar Asia Transaction is likely to proceed prior to March 31, 2004. Defendants have 20 days following the expiration of the stay to respond to plaintiff’s complaint. Although the Company believes it has meritorious defenses to these claims and will vigorously defend this action if and when the stay expires, the Company has initiated settlement discussions with the plaintiff in an effort to avoid a delay in proceeding with the CellStar Asia Transaction, which delay could materially and negatively impact the Company’s ability to successfully complete the CellStar Asia Transaction. The ultimate outcome is not currently predictable.

Opinion of the Company’s Financial Advisor

The Company’s Board of Directors retained Raymond James as its financial advisor in connection with its financial evaluation of the CellStar Asia Transaction. On March 8, 2004, using publicly available information and information provided by the Company or its subsidiaries, Raymond James delivered to the Board of Directors its opinion that, as of such date and based upon and subject to the various limitations, qualifications, and assumptions stated in its opinion, including the assumption that the market capitalization of New CellStar Asia, based on the price of the stock sold in the IPO, will be not less than $200 million and that the expenses of the CellStar Asia Transaction to be paid by the Company will approximate the estimated costs outlined in the draft CellStar proxy statement dated March 4, 2004 (approximately $8.55 million), the consideration to be received by the Company in connection with the CellStar Asia Transaction is fair to the Company from a financial point of view. There is no material difference between the draft proxy statement reviewed by Raymond James and the definitive proxy statement. If the final terms of the CellStar Asia Transaction do not meet the conditions set forth in Raymond James’ opinion (including the condition that the market capitalization of New CellStar Asia equals or exceeds $200 million), then the CellStar Asia Transaction will not be completed unless a favorable opinion, based on the final terms of the CellStar Asia Transaction, can be obtained from Raymond James. Should Raymond James issue such a favorable opinion, the Board of Directors may, in its discretion, decide to proceed with the CellStar Asia Transaction.

A copy of Raymond James’ opinion, which sets forth the assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is included, with the consent of Raymond James, as Appendix B to this Proxy Statement and is incorporated by reference into this Proxy Statement. YOU SHOULD READ RAYMOND JAMES’ OPINION CAREFULLY AND IN ITS ENTIRETY. The summary of the Raymond James opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.

Raymond James is a nationally recognized financial services holding company. The Board of Directors selected Raymond James based on Raymond James’ reputation and experience in investment banking generally and its recognized expertise in the valuation of assets and businesses. No restrictions or limitations were imposed on Raymond James with respect to its investigation of the Company or the procedures followed by Raymond James in rendering its opinion.

Raymond James did not make, and was not requested by the Company to make, any recommendations as to the form or amount of consideration to be paid to the Company in connection with the CellStar Asia Transaction. Raymond James’ opinion was given to the Board of Directors for its consideration of the CellStar Asia Transaction and is not a recommendation to any stockholder of the Company as to whether the CellStar Asia Transaction is in that stockholder’s best interest or as to whether any stockholder should vote for or against the CellStar Asia Transaction. Additionally, the Raymond James opinion does not express any opinion as to the likely trading range of New CellStar Asia’s common stock following the CellStar Asia Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of New CellStar Asia at that time.

The opinion of Raymond James does not address the Company’s underlying business decision to effect the transactions contemplated by the CellStar Asia Transaction. At the request of the Board of Directors, Raymond James did not negotiate or advise the Board of Directors concerning alternatives to the CellStar Asia Transaction or the transactions contemplated thereby.

In connection with its opinion, Raymond James made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Raymond James:

1.	visited the Greater China Operations facilities and operations in Hong Kong;

2.	reviewed the financial terms and conditions as stated in the Letter of Intent dated March 13, 2003;

3.	reviewed the unaudited financial statements of the Greater China Operations as of and for the fiscal years ended 2001, 2002, and 2003;

4.	reviewed the Company’s annual and quarterly reports filed on Form 10-K and 10-Q for the fiscal year ended November 30, 2003 and the quarters ended February 28, May 31, and August 31, 2003;

5.	reviewed other historical and projected Greater China Operations financial and operating information requested from and/or provided by the Company and Greater China Operations management;

6.	reviewed certain other publicly available information on the Company;

7.	reviewed a draft CellStar proxy statement dated March 4, 2004;

8.	reviewed a draft prospectus for the IPO dated March 2, 2004; and

9.	met with members of the senior management of the Company and the Greater China Operations and discussed certain information relating to the aforementioned and any other matters which it deemed relevant to its inquiry.

For purposes of its opinion, Raymond James has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by the Company and its subsidiaries or any other party, and Raymond James has undertaken no duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James has assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and Raymond James has relied upon each party to promptly advise it of any inaccuracies in information previously provided or if any information previously provided needed to be updated during the period of its review.

The Raymond James opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to Raymond James as of the date of its opinion. Any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James has no obligation to undertake.

Raymond James expressed no opinion as to the underlying business decision to effect the CellStar Asia Transaction, the structure or tax consequences of the CellStar Asia Transaction, or the availability or advisability of any alternatives to the CellStar Asia Transaction. Raymond James expressed no opinion as to the expected trading price of the common stock of New CellStar Asia upon completion of the CellStar Asia Transaction. Raymond James did not structure the CellStar Asia Transaction or negotiate the final terms of the CellStar Asia Transaction. The Raymond James opinion is limited to the fairness, from a financial point of view, of the CellStar Asia Transaction to the Company. No opinion was expressed by Raymond James with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the CellStar Asia Transaction.

Raymond James, in conducting its investigation and analyses and in arriving at its opinion, took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income, and capitalization of the Company and the Greater China Operations and certain other publicly held companies in businesses Raymond James believed to be comparable to the Greater China Operations; (ii) the current and projected financial position and results of operations of the Company and the Greater China Operations; and (iii) the general condition of the securities markets.

The following is a summary of the principal financial analyses performed by Raymond James to arrive at its opinion including information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the table without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Raymond James performed certain procedures, including each of the financial analyses described below, and reviewed with CellStar management the assumptions on which such analyses were based and other factors, including CellStar’s historical and projected financial results.

Analysis of Comparable Companies

Raymond James utilized the following Asian based distributors of mobile handset and other technology products to China (the “Selected Companies”) in its comparable company analysis.

Chinese Mobile Handset Distributors:

First Mobile Group

Fortune Telecom

Global Tech

Other Chinese Technology Distributors:

Artel Solution Group

Automated Systems

Digital China

Raymond James considered the multiple of book value, multiple of revenue to total enterprise value (“TEV”), the multiple of earnings before interest and taxes (“EBIT”) for the trailing twelve months (“TTM”), most recent quarter (“MRQ”) annualized and 2004 projected to TEV and net income multiples for the TTM, MRQ, and 2004 projected time periods to equity value, except for Chinese mobile handset distributors where net income multiples were only used for the TTM and MRQ annualized time periods, due to the lack of availability of 2004 projections for these companies.

Comparable Company Multiple(1)
China Mobile Handset Distributors Only	Min	Mean	Median	Max
Book Value	0.6x	0.8x	0.7x	1.2x
Revenue
TTM	0.1x	0.2x	0.2x	0.3x
MRQ Annualized	0.1x	0.2x	0.2x	0.3x
EBIT
TTM	9.1x	12.3x	9.8x	18.1x
MRQ Annualized	7.9x	9.0x	9.0x	10.1x
Earnings
TTM	7.4x	9.6x	9.6x	11.9x
MRQ Annualized	6.1x	6.8x	6.8x	7.5x

China Mobile Handset and Technology Distributors Combined	Min	Mean	Median	Max
Book Value	0.6x	1.2x	1.1x	2.1x
Revenue
TTM	0.1x	0.2x	0.2x	0.4x
MRQ Annualized	0.1x	0.3x	0.3x	0.4x
2004E	0.2x	0.2x	0.2x	0.3x
EBIT
TTM	7.4x	11.7x	9.8x	18.1x
MRQ Annualized	5.5x	8.7x	8.5x	11.4x
2004E	8.6x	10.6x	10.6x	12.7x
Earnings
TTM	7.4x	12.2x	12.4x	16.8x
MRQ Annualized	6.1x	10.9x	11.4x	16.2x
2004E	7.9x	10.8x	10.8x	13.7x

(1)	All multiples are of TEV, except Earnings and Book Value, which are multiples of equity value.

Discounted Cash Flow Analysis

Raymond James estimated a range of values for New CellStar Asia based upon the discounted present value of the cash flows for the period November 30, 2003, through November 30, 2008 and of the terminal value of New CellStar Asia at November 30, 2008 based upon TEV multiples of EBIT. Cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, and changes in working capital and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by, and discussions held with CellStar management. In performing this analysis, Raymond James utilized discount rates ranging from 10% to 20%, which were selected based on the estimated weighted average cost of capital for the Selected Companies. Raymond James utilized terminal value multiples of TEV to EBIT ranging from 5.0 times to 7.0 times.

Total Enterprise Value

(millions)

		Terminal Value Multiple of FY2008 EBIT
Discount Rate		5.0x	6.0x	7.0x
10.0%	Total Enterprise Value	$185	$215	$245
	Equity Value	132	162	193

15.0%	Total Enterprise Value	$153	$178	$204
	Equity Value	100	126	151

20.0%	Total Enterprise Value	$128	$149	$170
	Equity Value	75	96	117

Raymond James received a signing fee in the amount of $100,000 at the time the Company signed the September 13, 2002, engagement letter with Raymond James. Raymond James received $200,000 upon the delivery of its opinion in March 2003. On February 17, 2004, the Company entered into a new engagement letter with Raymond James under the terms of which Raymond James received an additional fee in the amount of $200,000 upon delivery of its opinion in March 2004. Raymond James will receive an additional fee in the amount of $300,000 contingent upon the completion of the CellStar Asia Transaction. In addition, the Company agreed to indemnify Raymond James against certain liabilities arising out of its engagement.

The Company also retained UBS to identify various means of enhancing stockholder value from the Greater China Operations and to advise the Board of Directors on the CellStar Asia Transaction. UBS did not propose alternative transactions to the Board of Directors, but did discuss with the Board of Directors the types of transactions potentially available to the Company, such as a spinoff, sale to a third party, or initial public offering. UBS did not provide an opinion or report regarding the value of any of the Company’s assets or the anticipated proceeds from a potential public offering. The Company and UBS engaged in general discussions regarding the possibility of UBS serving as a co-lead underwriter if the Company decided to proceed with the IPO, an opportunity that had been declined by UBS. However, since the termination of the relationship between the Company and HSB, UBS has agreed to serve as the lead underwriter of the IPO. The Company has not had any other relationship with UBS in the past two years.

At the time of the initial engagement of UBS by the Company, they entered into a letter agreement dated July 25, 2002, that was superseded in its entirety by a letter agreement dated October 15, 2003, which, among other things, expanded the scope of the engagement of UBS to include a spinoff or sale. Pursuant to each of these letter agreements, UBS received a signing fee in the amount of $100,000, totaling aggregate signing fees of $200,000. UBS also will receive a success fee of $2 million upon completion of the CellStar Asia Transaction, which will be offset, to the extent previously paid, against the signing fees; an incentive fee of up to $500,000 based on a sliding scale if the CellStar Asia Transaction is priced at or above a valuation that is agreed upon by the Company and UBS, and an incentive fee of up to $500,000 based on a sliding scale if the gross proceeds received by the Company as a result of the CellStar Asia Transaction are at or above an amount calculated based on a formula that is agreed upon by the Company and UBS. Pursuant to the engagement letter dated                  , 2004, under which the Company retained UBS to act as the lead underwriter, the Company agreed to pay UBS a combined sponsorship, financial advisory, and documentation fee in the amount of $300,000 and selling commissions/underwriting fees of 2.5% of the aggregate offering price, all payable from the proceeds of the IPO.

United States Federal Income Tax Consequences of the CellStar Asia Transaction

As a result of the CellStar Asia Transaction, the Company will be required to pay U.S. Federal income tax on the undistributed earnings of the Greater China Operations. As of November 30, 2003, the Company has accrued U.S. Federal Income tax expense of $36.2 million on the undistributed earnings of the Asia-Pacific Region for financial statement purposes. The Company, however, has significant deferred tax assets, primarily tax loss carryforwards, which may be utilized as a result of the CellStar Asia Transaction and thus the cash paid for U.S. Federal income taxes on the CellStar Asia Transaction will be significantly reduced. As of November 30, 2003, the Company had net operating loss carryforwards in the U.S. of approximately $64.5 million, a significant portion of which the Company believes it will be able to utilize in the event the CellStar Asia Transaction is completed. The tax effects on CellStar of the CellStar Asia Transaction, assuming various percentages sold of New CellStar Asia by Cellstar International are given in the table below.

	(dollars in thousands) Market Capitalization
	$200,000	200,000
Percentage sold	50%	40%
Income taxes
Current tax expense	$32,915	$33,112
Deferred tax benefit	(30,415)	(30,612)

Income tax expense	$2,500	$2,500

The benefit for U.S Federal income taxes in the Company’s consolidated financial statements for the year ended November 30, 2003, was $4.1 million, of which an expense of $0.5 million was attributable to the Greater China Operations. On a pro forma basis (assuming the CellStar Asia Transaction had occurred on December 1, 2002, and the initial market capitalization of New CellStar Asia was $200.0 million), the U.S. Federal income tax provision would have been as follows at the given percentages of New CellStar Asia sold by CellStar International in the CellStar Asia Transaction.

	Year Ended November 30, 2003
Percentage sold	50%	40%
Provision (benefit) for income taxes	(5,463)	(5,488)

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated balance sheet and statements of operations have been derived by the application of pro forma adjustments to the Company’s historical consolidated balance sheet at November 30, 2003, and statement of operations for the year ended November 30, 2003.

The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended November 30, 2003 gives effect to the CellStar Asia Transaction as if it had occurred at the beginning of the year presented. The unaudited pro forma condensed consolidated balance sheet as of November 30, 2003 gives effect to the CellStar Asia Transaction as if it had occurred on November 30, 2003.

The following unaudited pro forma condensed consolidated financial information gives effect to the CellStar Asia Transaction and related adjustments, where indicated, assuming that New CellStar Asia would have an initial market capitalization of $200 million and 50% of the outstanding shares of New CellStar Asia would be sold in the CellStar Asia Transaction resulting in gross proceeds for the Company of $100.0 million, 20% of New CellStar Asia would be owned by the CellStar Asia management team as part of the CellStar Asia Transaction, and the Company would retain 30% of the outstanding shares of New CellStar Asia. A market capitalization of $200.0 million is the minimum market capitalization at the time of the IPO at which the consideration to be received by the Company in connection with the CellStar Asia Transaction is fair to the Company from a financial point of view, as set forth in the opinion of Raymond James.

Included within the Greater China Operations results are a corporate allocation consisting of a royalty fee and selling, general, and administrative expenses. The royalty fee is charged pursuant to an independent study that was commissioned by the Company to determine the appropriate arm’s-length royalty rate for the use of certain intangible assets. The intangible assets are licensed by CellStar, Ltd. to the Company’s foreign subsidiaries. The intangible assets consist primarily of the trademarks, logos, domain names, and other intellectual property that CellStar, Ltd. owns, manages and licenses. The unaudited pro forma condensed consolidated financials are presented in accordance with Regulation S-X promulgated by the SEC. Regulation S-X does not allow recognition of the following in preparing the unaudited pro forma condensed consolidated income statements:

•	Recognition of interest income or other earnings on the net proceeds from the CellStar Asia Transaction. A market capitalization of $200 million would result in gross proceeds to the Company of $100.0 million and net proceeds of $90.0 million.

•	Planned reductions in selling, general and administrative expenses. Management intends to reduce the selling, general, and administrative expenses in the remaining operations, including corporate expenses, if the CellStar Asia Transaction occurs.

The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable under the circumstances and in accordance with Regulation S-X promulgated by the SEC. The unaudited pro forma condensed consolidated balance sheet and statements of operations should not be considered indicative of actual results that would have been achieved had the CellStar Asia Transaction been consummated on the dates or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the historical condensed consolidated financial statements and related notes incorporated by reference in this Proxy Statement.

If the CellStar Asia Transaction occurs as described above, the following summarizes the more significant accounting aspects of the transaction:

•	The transfer of the Greater China Operations to New CellStar Asia would be at historical book value, net of intercompany accounts, and no gain or loss would be recognized at the time of the transfer.

•	The gain or loss on the IPO would be based upon the difference between the proceeds received, less transaction costs, and the applicable percentage (based on the portion sold) of the book value of New CellStar Asia.

•	The 20% ownership interest in New CellStar Asia by ManCo would be accounted for as a grant of an equity interest to an employee of an equity method investee and expensed.

•	The Company would use a portion of the IPO proceeds to retire the $12.4 million of outstanding Senior Notes. The Senior Notes were issued in conjunction with the Company’s exchange offer which was completed on February 20, 2002. The exchange offer was accounted for as a troubled debt restructuring in accordance with Financial Accounting Standards Board Statement No. 15. Accordingly, the total future interest payments on the Senior Notes were accrued upon completion of the exchange offer and were included in accrued expenses and other long-term liabilities. The Company has future interest payments accrued of $1.5 million in accrued expenses and $3.6 million in other long-term liabilities at November 30, 2003. Due to the early retirement of the Senior Notes, the Company will not be required to pay the accrued interest and accordingly will recognize a gain for the extinguishment of the accrued interest.

•

The Company would no longer consolidate the financial results of the Greater China Operations. The Company would account for its 30% ownership in New CellStar Asia under the equity method of accounting. Under the equity method of accounting, the Company would recognize its proportionate share (i.e. 30%) of the net earnings or losses of New CellStar Asia as a single line item in the Company’s consolidated statement of operations. In addition, the Company will record tax expense for the difference between the tax rates for New CellStar Asia and the Company’s U.S. Federal income tax rate, as the rates for the Company’s Greater China Operations have historically been lower than the Company’s U.S. Federal income tax rate.

The Company has provided for U.S. Federal income taxes on the undistributed earnings of certain of its international subsidiaries, including the Greater China Operations, because the earnings are no longer considered to be reinvested indefinitely. If the CellStar Asia Transaction occurs, the U.S. Federal income taxes on the undistributed earnings of the Greater China Operations will become payable. The Company, however, has significant deferred tax assets, primarily tax loss carryforwards. The Company will utilize a significant portion of the deferred tax assets to offset the income taxes payable on the undistributed earnings and any gain on the CellStar Asia Transaction.

CellStar Corporation

Unaudited Condensed Pro Forma Consolidated Balance Sheet

As of November 30, 2003

(in thousands)

	CellStar Historical	Greater China Historical (a)	Pro Forma Adjustments		Total Adjustments	Pro Forma Results
Assets
Cash and cash equivalents	$39,411	(20,262)	77,576	(b)	57,314	96,725
Restricted cash	16,159	(15,636)	—		(15,636)	523
Accounts receivable, net	214,835	(97,784)	—		(97,784)	117,051
Accounts receivable, intercompany	—	(33,991)	33,991	(c)	—	—
Inventories	167,807	(86,198)	—		(86,198)	81,609
Deferred income taxes	35,058	(7,360)	(17,508	)(d)	(24,868)	10,190
Prepaid expenses	33,588	(20,650)	—		(20,650)	12,938

Total current assets	506,858	(281,881)	94,059		(187,822)	319,036
Property and equipment, net	12,702	(6,523)	—		(6,523)	6,179
Deferred income taxes	22,576	(1,390)	(21,186	)(d)	(22,576)	—
Investment in subsidiaries	—	(5,682)	5,682	(e)	—	—
Investment in New CellStar Asia	—	—	44,052	(f)	44,052	44,052
Other assets	6,159	(3,892)	—		(3,892)	2,267

Total assets	$548,295	(299,368)	122,607		(176,761)	371,534

Liabilities and stockholders’ equity
Notes payable	$107,797	(88,492)	—		(88,492)	19,305
Accounts payable	186,481	(22,747)	—		(22,747)	163,734
Accounts payable—intercompany	—	(30,827)	30,827	(c)	—	—
Accrued expenses	24,470	(5,874)	(1,485	)(g)	(7,359)	17,111
Income taxes payable	893	3,460	—		3,460	4,353
Deferred income taxes	36,194	—	(36,194	)(d)	(36,194)	—

Total current liabilities	355,835	(144,480)	(6,852)		(151,332)	204,503
12% senior subordinated notes	12,374	—	(12,374	)(h)	(12,374)	—
Other long-term liabilities	3,584	—	(3,584	)(g)	(3,584)	—

Total liabilities	371,793	(144,480)	(22,810)		(167,290)	204,503

Common stock	204	(1)	1	(i)	—	204
Additional paid in capital	123,407	—	—		—	123,407
Accumulated other comprehensive loss—foreign currency translation adjustments	(12,540)	799	—		799	(11,741)
Retained earnings	65,431	(155,686)	145,416	(j)	(10,270)	55,161

Total stockholders’ equity	176,502	(154,888)	145,417		(9,471)	167,031

Total liabilities and stockholders’ equity	$548,295	(299,368)	122,607		(176,761)	371,534

(a)	Reflects historical financial information of the Greater China Operations in the consolidated financials.

(b)	Reflects net proceeds from the transaction calculated as follows (dollars in thousands):

Gross proceeds	$100,000
Less transaction costs	(8,550)
Less compensation expense	(1,500)
Less income taxes paid	—

89,950
Less retirement of 12% senior subordinated notes	(12,374)

$77,576

(c)	Reflects elimination of intercompany balances. The intercompany receivable is eliminated through the trademark license and the payment of a dividend. The intercompany payable primarily represents the initial capitalization of the Greater China Operations and effectively represents paid in capital and eliminates through equity.
(d)	Reflects the tax effects of the transaction.
(e)	Reflects elimination of investment in subsidiaries related to entities which are not part of the transaction.
(f)	Reflects Company’s retained investment in New CellStar Asia.
(g)	Reflects extinguishment of accrued interest on 12% senior subordinated notes.
(h)	Reflects retirement of 12% senior subordinated notes.
(i)	Reflects elimination of consolidated entity’s investment in the Greater China Operations.
(j)	Reflects the net loss on the transaction and the add back of the historical retained earnings of the Greater China Operations. Amounts are calculated as follows (dollars in thousands):

Net loss on transaction	$(10,270)
Add back of historical retained earnings of Greater China Operations.	155,686

$145,416

The net loss on the transaction is calculated as follows:
Gross proceeds to the Company from IPO	$100,000
Less:
Book value of the Greater China Operations related to portion sold	(73,421)
Transaction costs	(8,550)

Gain on 50% sold	18,029
Compensation expense	(1,500)
Gain on extinguishment of accrued interest on 12% senior subordinated notes	5,069
Equity in loss of Greater China operations relating to 20% transferred to Manco	(29,368)

Loss on transaction before income taxes	(7,770)

Current income tax expense *	32,915
Deferred income tax benefit *	(30,415)

Total income tax expense	2,500

Loss on transaction, net of taxes	$(10,270)

*	As a result of the transaction, the Company is required to pay U.S. Federal income tax on the undistributed earnings of the Greater China Operations. The Company has previously recognized U.S. Federal income tax expense on the undistributed earnings for financial statement purposes. The Company, however, has significant deferred tax assets, primarily tax loss carryforwards, which are utilized as a result of the transaction and thus no cash is expected to be paid for U.S. Federal income taxes on the transaction.

CellStar Corporation

Unaudited Condensed Pro Forma Consolidated Statement of Operations

Year Ended November 30, 2003

(in thousands, except per share data)

	CellStar Historical	Greater China Historical (a)	Pro Forma Adjustments		Total Adjustments	Pro Forma Results
Revenues	$1,793,424	(741,708)	—		(741,708)	1,051,716
Cost of sales	1,703,781	(713,660)	—		(713,660)	990,121

Gross profit	89,643	(28,048)	—		(28,048)	61,595
Operating expenses
Selling, general and administrative	92,128	(22,459)	—		(22,459)	69,669
Impairment of assets	3,966	—	—		—	3,966
Severance and exit charges	(710)	—	—		—	(710)

Operating income (loss)	(5,741)	(5,589)	—		(5,589)	(11,330)
Other income (expense):
Interest expense	(5,555)	2,608	—		2,608	(2,947)
Intercompany interest	—	(1,052)	1,052	(b)	—
Equity in income of affiliated companies, net	—	—	828	(c)	828	828
Loss on sale of assets	(144)	—	—		—	(144)
Impairment of investment	(85)	85	—		85	—
Corporate allocation	—	3,798	(3,798	)(d)	—
Other, net	1,038	(609)	—		(609)	429

Total other income (expense)	(4,746)	4,830	(1,918)		2,912	(1,834)

Income (loss) from continuing operations before income taxes	(10,487)	(759)	(1,918)		(2,677)	(13,164)
Provision (benefit) for income taxes	(4,131)	(510)	(822	)(e)	(1,332)	(5,463)

Income (loss) from continuing operations	$(6,356)	(249)	(1,096)		(1,345)	(7,701)

Income (loss) per share from continuing operations item:
Basic	$(0.31)					(0.38)
Diluted	$(0.31)					(0.38)
Weighted average number of shares:
Basic	20,354					20,354
Diluted	20,354					20,354

(a)	Reflects historical financial information of the Greater China Operations in the consolidated financials.
(b)	Reflects adjustment for intercompany interest on intercompany loans. The related intercompany loans will not be repaid.
(c)	Reflects equity in earnings of New CellStar Asia.
(d)	Reflects corporate allocation, including royalty fee which would no longer be charged.
(e)	Reflects the income tax effect of the above adjustments.

CellStar International plans to sell a maximum of 50% of the outstanding shares of New CellStar Asia in the CellStar Asia Transaction, retain 30% of the outstanding shares of New CellStar Asia and allow 20% of the outstanding shares of New CellStar Asia to be owned by the CellStar Asia management team as part of the CellStar Asia Transaction. The following table compares pro forma information assuming various initial market capitalizations and percentages sold of 40% and 50%.

	(dollars in thousands) Market Capitalization
	$200,000	200,000
Net Proceeds
Percentage sold	50%	40%
Gross proceeds to the Company	$100,000	80,000
Transaction expenses	(8,550)	(8,050)
Compensation expense	(1,500)	(1,500)
Cash taxes paid	—	—

Net cash proceeds to the Company	$89,950	70,450

Gain (Loss) on CellStar Asia Transaction
Gross proceeds to the Company	$100,000	80,000
Less book value (a)	(73,421)	(58,736)
Less transaction expenses	(8,550)	(8,050)

Gain (loss) on percentage sold	18,029	13,214
Compensation expense—success bonus to Mr. Horng	(1,500)	(1,500)
Gain on extinguishment of accrued interest on 12% senior subordinated notes	5,069	5,069
Equity in loss of Greater China Operations relating to 20% transferred to be owned by ManCo as part of the CellStar Asia Transaction	(29,368)	(29,368)

Gain (loss) on CellStar Asia Transaction before income taxes	(7,770)	(12,585)

Income taxes
Current tax expense	32,915	33,112
Deferred tax benefit	(30,415)	(30,612)

Income tax expense	2,500	2,500

Gain (loss) on the CellStar Asia Transaction, net of tax	$(10,270)	(15,085)

(a)	The book value of the portion sold is calculated as follows:

Book value of Greater China operations historical:	50%	40%
Stockholders’ equity	$154,888	154,888
Adjustment for accumulated other comprehensive loss	799	799
Adjustments for intercompany accounts
Investment in operations in Singapore, The Philippines, Korea and Japan which are not part of the CellStar Asia Transaction	(5,682)	(5,682)
Intercompany accounts receivable	(33,991)	(33,991)
Intercompany accounts payable	30,827	30,827

	146,841	146,841
Percentage sold	50%	40%

Book value of portion sold	$73,421	58,736

	Year Ended November 30, 2003
Percentage sold	50%	40%
Equity in earnings of Greater China operations	$828	1,104
Provision (benefit) for income taxes	(5,463)	(5,488)
Net income (loss)	(7,701)	(7,401)
Income (loss) per share
Basic	$(0.38)	(0.36)
Diluted	(0.38)	(0.36)

Approval

The Company has received an opinion of its Delaware legal counsel that approval of the CellStar Asia Transaction by the Company’s stockholders is not required under Section 271 of the Delaware General Corporation Law. However, the Board of Directors believes that, as a matter of good corporate governance, the CellStar Asia Transaction should not occur unless approved by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Consequently, the Company will not effect the CellStar Asia Transaction unless it is so approved.

Interests of Directors and Executive Officers of the Company in the CellStar Asia Transaction

The Company and ManCo have entered into a non-binding letter of intent relating to ManCo’s participation in the CellStar Asia Transaction. A.S. Horng, the Chairman, Chief Executive Officer and General Manager of CellStar Asia, and an executive officer of the Company; Lawrence King, President and Chief Operating Officer of the Asia-Pacific Region and an executive officer of the Company; and Conor Yang, Chief Financial Officer of the Asia-Pacific Region, will each own 32.5% of ManCo. Ivan Chiang, General Counsel for the Asia-Pacific Region, will own the remaining 2.5% of ManCo. Neither Mr. Yang nor Mr. Chiang is considered by the Company to be an executive officer of the Company. The CellStar Asia management team determined the stock ownership of ManCo. Assuming the market value of New CellStar Asia at the time of the CellStar Asia Transaction is $200.0 million, Mr. Horng’s and Mr. King’s respective ownership interests in ManCo would each be worth approximately $13.0 million. In addition, pursuant to his employment agreement with CellStar Asia, Mr. Horng would receive a cash bonus of $1.5 million upon successful completion of the CellStar Asia Transaction. If the market capitalization of New CellStar Asia at the time of the IPO (as determined by CellStar, New CellStar Asia, and the underwriters) is greater than or equal to $250.0 million, such cash bonus will be increased to $2.5 million.

The Company has further agreed, in negotiations with the CellStar Asia management team and as part of the overall stock ownership and value that the CellStar Asia management team would obtain in the CellStar Asia Transaction, that, in the event that the total sale proceeds received by CellStar International from the sale of its shares in New CellStar Asia in the IPO and any subsequent sales or exchanges of its shares after the expiration of the Lock-up Period exceed $260.0 million, CellStar International shall pay to ManCo an amount in cash equal to 20% of the difference between CellStar International’s total proceeds received from the sale or exchange of shares of New CellStar Asia and $260.0 million. Such amount will become payable as soon as CellStar International’s total proceeds received from the sale or exchange of its shares in New CellStar Asia exceed $260.0 million. Mr. Horng and Mr. King are the only directors or executive officers of the Company who have a direct financial interest in the CellStar Asia Transaction. Upon the closing of the CellStar Asia Transaction, Mr. Horng and Mr. King will no longer be officers or employees of the Company. Each of the members of the CellStar Asia management team will enter into employment agreements with New CellStar Asia at the time of the IPO that will contain customary non-competition, non-solicitation, and confidentiality covenants that management of New CellStar Asia believes are enforceable under Hong Kong law.

The annual incentive bonus of Terry S. Parker, the Chief Executive Officer of the Company, is based in part on “the attainment of certain goals related to the creation, conservation, and effective use of cash by the Company” and other factors. The successful completion of the CellStar Asia Transaction is likely to have a significant positive impact on his fiscal 2004 bonus and the fiscal 2004 bonuses of the Company’s other executive officers. As the Compensation Committee of the Board has yet to determine the criteria for these bonuses, the impact is not currently quantifiable.

On January 22, 2003, in recognition of the essential and critical contribution that each Board member, the Chief Executive Officer, the Chief Financial Officer, and the General Counsel had made to the CellStar Asia Transaction, the substantial contribution to the CellStar Asia Transaction made by the Corporate Controller; and the contributions of certain of the Company’s other executive officers and key employees to the CellStar Asia Transaction, such individuals were granted options to purchase shares of Common Stock (the “Transaction Options”) containing certain incentives for the completion of the CellStar Asia Transaction. The Transaction Options were granted pursuant to the 1993 Plan, which had been previously approved by the Company’s stockholders. The Transaction Options were granted after consultation with, and upon the recommendation of, a compensation consulting firm engaged by the Company. The Transaction Options were granted at an exercise price of $5.45 per share, which was the closing sale price of the Common Stock on the grant date. As of             , the closing sale price as reported by the Nasdaq National Market was $            . The Transaction Options will become exercisable with respect to 25% of the shares covered thereby on each anniversary of the grant date; provided, however, that 100% of the shares shall become exercisable immediately upon the earlier to occur of (i) the closing of the CellStar Asia Transaction, if the CellStar Asia Transaction yields to the Company proceeds of $50.0 million or more in cash or cash equivalents, (ii) if the grantee is a non-employee director, such person is not nominated and re-elected to the Board of Directors, or (iii) if the grantee is an employee, such person’s employment is terminated without cause. The Transaction Options will terminate if not exercised within 10 years from the grant date. The grants of the Transaction Options were as follows:

Name and Principal Position	Number of Transaction Options Granted
Terry S. Parker Chief Executive Officer	50,000

Robert A. Kaiser President and Chief Operating Officer (formerly Chief Financial Officer)	50,000

Elaine Flud Rodriguez Senior Vice President, Secretary and General Counsel	50,000

Raymond L. Durham Vice President and Corporate Controller	20,000

James L. Johnson Chairman of the Board	25,000

John L. (“J.L.”) Jackson Director	25,000

Jere W. Thompson Director	25,000

Dale V. Kesler Director	25,000

TOTAL	312,500	(1)

(1)	Includes 42,500 Transaction Options granted to other key employees, who are not executive officers, not named in the table.

In July 2001, in connection with his retirement from the Company, the Company entered into a consulting agreement with Alan H. Goldfield. Among other things, the Company agreed to pay Mr. Goldfield 5% of net earnings from specified new lines of business conducted by the Company in the PRC, Hong Kong, Korea, Japan, Taiwan, Singapore, Malaysia, and the Philippines through November 30, 2006, if not earlier terminated, but not to exceed $15,000,000. No payments have been made pursuant to the consulting agreement. Even though the successful completion of the CellStar Asia Transaction will terminate substantially all of the Company’s operations subject to this provision of the consulting agreement, the consulting agreement has not been amended or terminated in anticipation of the CellStar Asia Transaction.

The Board of Directors considered the potential advantages and disadvantages of the CellStar Asia Transaction before concluding that the terms of the CellStar Asia Transaction were in the best interests of the Company’s stockholders. The disadvantages included the loss of a substantial portion of the Company’s largest revenue producer for the past five years, the loss of a substantial portion of the Company’s largest operating income producer from 1996 through 2002 (whose operating results for 2003 were negatively impacted by the outbreak of SARS), the loss of the corporate allocations (consisting of an intellectual property royalty fee and selling, general, and administrative expenses) that are currently charged to the Greater China Operations, which were $3.8 million in fiscal 2003, the loss of a substantial portion of the market in the Asia-Pacific Region which the Board of Directors believes will increase in the future, and a possible book loss on the CellStar Asia Transaction itself. The advantages of the CellStar Asia Transaction included the Company’s ability to realize the intrinsic value of the Greater China Operations, to diversify the Company’s investment resulting in a reduction of risk associated with the Greater China Operations, to retain the current management of CellStar Asia for New CellStar Asia, to utilize deferred tax assets, including net operating loss carryforwards, that can be used to significantly reduce the cash required to pay taxes due as a result of the CellStar Asia Transaction, and to retain at least a 30% ownership interest in the Greater China Operations. After weighing these factors and receiving the Raymond James opinion, the Board of Directors concluded that the terms of the CellStar Asia Transaction were in the best interests of the Company’s stockholders.

Recommendation

The Board of Directors recommends a vote FOR the CellStar Asia Transaction.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of March 5, 2004, by (i) each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock; (ii) the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers who were serving as such on November 30, 2003, based on salary and bonus earned during fiscal 2003 (collectively, the “Named Executive Officers”); (iii) each director and nominee for director of the Company who was serving in such capacity on November 30, 2003; and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner or Group	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Alan H. Goldfield(2)	3,502,865	(3)	17.0
Michael A. Roth and Brian J. Stark(4)	3,744,032	(5)	18.4
Terry S. Parker(6)	171,000	(7)	*
A.S. Horng(6)	725,283	(8)	3.5
Robert A. Kaiser(6)(9)	54,580	(10)	*
Lawrence King(6)	71,627	(11)	*
Elaine Flud Rodriguez(6)	65,342	(12)	*
James L. Johnson(6)	18,500	(13)	*
Dale V. Kesler(6)	12,700	(14)	*
John L. (“J.L.”) Jackson(6)	14,500	(15)	*
Jere W. Thompson(6)	12,990	(16)	*
Current Directors and Executive Officers as a Group	1,165,847	(17)	5.5

*	Less than 1%.
(1)	Based on 20,362,404 shares outstanding as of March 5, 2004.
(2)	The address for Mr. Goldfield is 1851 Turbeville Road, Denton, Texas 76210.
(3)	Includes 2,818,865 shares held in various entities controlled by Mr. Goldfield and his wife, based on a Form 4 filed with the SEC on January 22, 2004. Also includes 474,000 shares that are subject to a revocable (upon 90 days written notice) proxy granted to Mr. Goldfield by Mr. A.S. Horng, which proxy gives Mr. Goldfield the right to vote such shares. Also includes 210,000 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(4)	The address for Messrs. Roth and Stark is c/o Stark Investments, 3600 South Lake Drive, St. Francis, Wisconsin 53235.
(5)	Based on a Schedule 13G filed with the SEC on March 5, 2004 reporting sales made by Michael A. Roth and Brian J. Stark, filing as joint filers pursuant to Rule 13d-1(k) under the Exchange Act. Messrs. Roth and Stark reported shared dispositive and shared voting power with respect to all shares owned.
(6)	The address for such individual is 1730 Briercroft Court, Carrollton, Texas 75006.
(7)	Consists of 1,500 shares subject to options granted under the Directors’ Plan, 132,000 shares subject to options granted under the 1993 Plan, and 37,500 shares subject to options granted outside the 1993 Plan, all of which options are exercisable within 60 days.
(8)	Includes 474,000 shares that are subject to a revocable (upon 90 days written notice) proxy to vote such shares held by Alan H. Goldfield. Also includes 223,783 shares subject to options granted under the 1993 Plan, and 27,500 shares subject to options granted outside the 1993 Plan, all of which options are exercisable within 60 days.
(9)	Mr. Kaiser was appointed President and Chief Operating Officer of the Company on October 2, 2003.
(10)	Consists of 2,080 shares of Common Stock, and 52,500 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.

(11)	Consists of 71,627 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(12)	Consists of 1,120 shares of Common Stock, and 64,222 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(13)	Consists of 4,500 shares of Common Stock, and 14,000 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(14)	Consists of 200 shares of Common Stock held jointly with Mr. Kesler’s wife, 1,500 shares subject to options granted under the Directors’ Plan, and 11,000 shares subject to options granted under the 1993 Plan, all of which options are exercisable within 60 days.
(15)	Consists of 2,000 shares of Common Stock, 1,500 shares subject to options granted under the Directors’ Plan, and 11,000 shares subject to options granted under the 1993 Plan, all of which options are exercisable within 60 days.
(16)	Consists of 490 shares of Common Stock, 1,500 shares subject to options granted under the Directors’ Plan, and 11,000 shares subject to options granted under the 1993 Plan, all of which options are exercisable within 60 days.
(17)	Includes shares subject to options held by directors and Named Executive Officers more fully described in footnotes 7 through 17 above, and 17,825 shares subject to options granted under the 1993 Plan to executive officers not named in the table, which options are exercisable within 60 days.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation paid to the Named Executive Officers for each of the Company’s last three fiscal years.

Name and Principal Position	Year	Annual Compensation					Long Term Compensation Awards		All Other Compensation ($)
		Salary ($)		Bonus* ($)		Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)(1)(2)
Terry S. Parker Chief Executive Officer	2003 2002 2001	950,000 950,000 341,634	(4)	380,000 380,000 200,000		— — —	— — —	50,000 — 204,000	3,361 3,777 3,256	(3) (3) (3)

A.S. Horng Chairman, Chief Executive Officer and General Manager of CellStar (Asia) Corporation Limited	2003 2002 2001	900,000 841,818 800,133		75,000 1,566,966 300,000	(5)	— — —	— — —	— 260,000 —	1,539 1,539 1,539	(7) (7) (7)

Robert A. Kaiser President and Chief Operating Officer	2003 2002 2001	450,000 436,442 —	(8)	225,000 675,000 —	(6) (9)	— — —	— — —	50,000 80,000 —	12,282 11,698 —	(3) (3)

Lawrence King President and Chief Operating Officer of Asia-Pacific Region	2003 2002 2001	369,231 369,290 360,058		30,769 30,005 70,780		— — —	— — —	— 7,000 12,000	3,510 3,365 3,365	(10) (10) (10)

Elaine Flud Rodriguez Senior Vice President, Secretary and General Counsel	2003 2002 2000	285,000 285,000 265,000		114,000 115,000 35,774		— — —	— — —	50,000 10,000 15,000	4,663 4,113 3,945	(3) (3) (3)

(*)	Bonus information includes payments earned in the stated fiscal year but actually paid in the subsequent fiscal year.
(1)	Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights.
(2)	All figures in this column reflect an adjustment for the Company’s one-for-five reverse stock split that was effected on February 22, 2002 (the “Reverse Split”).
(3)	Consists of insurance premiums paid by the Company and Company matching contributions to the named executive’s 401(k) plan.
(4)	Mr. Parker was appointed Chief Executive Officer of the Company on July 5, 2001.
(5)	Includes a signing bonus of $1,500,000 paid upon the effective date of Mr. Horng’s new employment agreement dated July 5, 2002, with CellStar Asia. Mr. Horng is also eligible to receive a bonus of $1,500,000 upon the successful completion of the CellStar Asia Transaction. In the event the market value of New CellStar Asia at the time of the CellStar Asia Transaction is $250 million or greater, such cash bonus will be increased to $2.5 million.
(6)	Pursuant to his employment agreement, as amended, the Company is obligated to pay Mr. Kaiser the sum of $500,000 relating to the timing of his promotion to President and Chief Operating Officer. The Company recorded this expense in its second fiscal quarter of 2003, however the amount has not been paid to Mr. Kaiser. Mr. Kaiser was named President and Chief Operating Officer on October 2, 2003. See “Executive Compensation—Employment Contracts and Termination of Employment and Change in Control Arrangements.”
(7)	Consists of a Company matching contribution to its Hong Kong retirement plan.
(8)	Mr. Kaiser was appointed Senior Vice President and Chief Financial Officer on December 12, 2001.
(9)	Consists of a signing bonus of $300,000, $200,000 paid pursuant to Mr. Kaiser’s employment agreement, and a bonus of $175,000 paid pursuant to the Incentive Plan. See “Executive Compensation—Employment Contracts and Termination of Employment and Change in Control Arrangements.”
(10)	Consists of insurance premiums paid by the Company and a Company matching contribution to its Hong Kong retirement plan.

Option Grants During 2003 Fiscal Year

The following table provides information related to options granted to the Named Executive Officers during the fiscal year ended November 30, 2003.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(#)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(3)	Expiration Date
					5% ($)	10% ($)
Terry S. Parker	50,000	17.62	5.45	January 31, 2013	171,374	434,295
A.S. Horng	—	—	—	—	—	—
Robert A. Kaiser	50,000	17.62	5.45	January 31, 2013	171,374	434,295
Lawrence King	—	—	—	—	—	—
Elaine Flud Rodriguez	50,000	17.62	5.45	January 31, 2013	171,374	434,295

(1)	The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to ten years.
(2)	Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights. The options become exercisable with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant; provided, however, that 100% of the shares shall become exercisable immediately upon the earlier to occur of (i) the successful completion of the CellStar Asia Transaction, if the CellStar Asia Transaction yields to the Company proceeds of $50.0 million or more in cash or cash equivalents, or (ii) if the Named Executive Officer’s employment is terminated without cause. In the event of a “change of control” (as defined in the 1993 Plan), any unexercisable portion of the options will become immediately exercisable.
(3)	The exercise price is equal to the fair market value of the Common Stock on the date of grant. The option exercise price may be paid as follows: (a) in cash or by certified check, bank draft or money order payable to the order of the Company; (b) in Common Stock (including restricted stock), valued at its fair market value on the date of exercise; (c) by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the optionee to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the stock option or to pledge such shares as collateral for a loan to a third party and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price; and/or (d) in any other form of valid consideration that is acceptable to the Compensation Committee of the Board of Directors in its sole discretion.

Aggregated Option Exercises During 2003 Fiscal Year and Fiscal Year End Option Values

The following table provides information related to options exercised by the Named Executive Officers during the fiscal year ended November 30, 2003 and the number and value of options held on November 30, 2003. The Company does not have any outstanding stock appreciation rights. None of the Named Executive Officers in the table below exercised any options in fiscal 2003.

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at FY-End (#)(1)		Value of Unexercised In- the-Money Options at FY-End ($)(1)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Terry S. Parker	—	—	157,250	102,250	549,010	608,315
A.S. Horng	—	—	213,712	217,571	671,950	2,015,850
Robert A. Kaiser	—	—	20,000	110,000	184,600	972,800
Lawrence King	—	—	64,720	13,407	43,408	76,763
Elaine Flud Rodriguez	—	—	42,655	67,818	57,238	523,887

(1)	All figures in this column reflect an adjustment for the Reverse Split.
(2)	Value realized is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise related.
(3)	The closing price for the Common Stock, as reported by the Nasdaq Stock Market on November 28, 2003, the last trading day of fiscal 2003, was $13.83. The value of unexercised in-the-money options is calculated on the basis of the difference between the option exercise price and $13.83 multiplied by the number of shares of Common Stock underlying the option.

Compensation of Directors

During the fiscal year ended November 30, 2003, each director of the Company who was not an officer or other employee of the Company received an annual retainer fee of $25,000, plus $1,500 for each meeting of the Board of Directors or committee of the Board of Directors that he attended and $750 for each telephonic Board of Directors or committee meeting that he attended. To the extent that any committee meeting is held on the same day as a full Board of Directors meeting or another committee meeting, only one $1,500 or $750 fee (as applicable) was paid. The Company also pays a per diem fee of $1,500 to each non-employee director for each day such director performs additional services for the Company at the request of the Chief Executive Officer. There were no per diem fees paid to any director for the fiscal year ended November 30, 2003.

In July 2001, Mr. Johnson was elected Chairman of the Board of Directors and the Company entered into an agreement with Mr. Johnson whereby he would receive annual compensation of $250,000 for serving as non-executive Chairman of the Board of Directors, in addition to whatever compensation and expense reimbursement he is entitled to as a non-employee director. Mr. Johnson received $250,000 for his services as Chairman during fiscal 2003, in addition to director and retainer fees as described above.

Pursuant to the Directors’ Plan, each non-employee director automatically received an option (the “Initial Option”) to purchase 1,500 shares of Common Stock upon becoming a non-employee director. The Initial Option vests in full six months after the date of grant, and expires ten years following the date of grant. In addition to the Initial Option, each non-employee director received an annual grant pursuant to the 1993 Incentive Plan of an option (the “Annual Option”) to purchase 1,000 shares of Common Stock, which option was automatically granted on the date of the first full Board of Directors meeting following the end of each fiscal year. The Annual Option vests with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant and expires ten years following the date of grant. The exercise price of all options granted to non-employee directors must be equal to the fair market value of the Common Stock on the date of grant. The Directors’ Plan terminated on March 3, 2004, and the 1993 Plan terminated on December 3, 2003. The Company intends that similar grants be made to non-employee directors pursuant to the 2003 Incentive Plan going forward.

Since the 2003 Incentive Plan had not been approved by stockholders on the date of the first full Board of Directors meeting following the end of the 2003 fiscal year, the Annual Option was delayed until February 23, 2004, the date on which annual grants were made to eligible employees pursuant to the 2003 Incentive Plan.

On January 22, 2003, in recognition of the essential and critical contribution that each of the Company’s non-employee directors had made to the CellStar Asia Transaction, each non-employee director was granted options to purchase shares of Common Stock (the “Board Transaction Options”) pursuant to the 1993 Plan containing certain incentives for the completion of the CellStar Asia Transaction. The Board Transaction Options were granted after consultation with, and upon the recommendation of, a compensation consulting firm engaged by the Company and were granted in addition to the Annual Options. The Board Transaction Options were granted pursuant to the 1993 Plan, which has been previously approved by the Company’s stockholders. The Board Transaction Options were granted at an exercise price of $5.45 per share, which was the closing sale price of the Common Stock on the grant date, and will become exercisable with respect to 25% of the shares covered by the Board Transaction Options on each anniversary of the grant date; provided, however, that 100% of the shares shall become exercisable immediately upon the earlier to occur of (i) the closing of the CellStar Asia Transaction, if the CellStar Asia Transaction yields to the Company proceeds of $50.0 million or more in cash or cash equivalents, or (ii) such person is not nominated and re-elected to the Board of Directors. The Board Transaction Options will terminate if not exercised within 10 years from the grant date.

Directors who are also employees of the Company receive no additional compensation for serving as directors. All directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof.

Mr. Kamm was nominated to and elected by the Board of Directors on December 5, 2003. See “Meetings of Directors and Committees—Nominating Committee.” Since the beginning of fiscal 2003, the Company has paid Mr. Kamm $69,018 in consulting fees through his company, Asia Pacific Resources, Inc.  Mr. Kamm’s consulting agreement with the Company terminated in June 2003. In addition, on December 5, 2003, in connection with his nomination to the Board, Mr. Kamm received an Initial Option pursuant to the Directors’ Plan.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The Company has entered into employment agreements (collectively, the “Employment Agreements” or individually, an “Employment Agreement”) with Mr. Parker, Mr. Horng, Mr. Kaiser, and Ms. Rodriguez (collectively, the “Executives” and individually, an “Executive”), effective July 5, 2001, July 5, 2002, December 12, 2001, and January 14, 2004, respectively. Mr. King does not have an employment agreement with the Company. The Employment Agreements of Messrs. Parker, Horng, Kaiser, and Ms. Rodriguez provide for annual base salaries of $850,000, $900,000, $450,000, and $285,000, respectively, which may be increased by the Board of Directors. Mr. Kaiser also received a signing bonus of $300,000. Mr. Horng received a signing bonus of $1.5 million, subject to repayment provisions if Mr. Horng terminates his Employment Agreement under certain conditions, and a success bonus of $1.5 million payable upon completion of the CellStar Asia Transaction; provided, however, that in the event the market capitalization of New CellStar Asia at the time of the IPO (as determined by CellStar, New CellStar Asia, and the underwriters) is $250.0 million or greater, the success bonus will be increased to $2.5 million. The Employment Agreement with Mr. Horng will terminate upon completion of the CellStar Asia Transaction without payment of compensation and will be replaced by a new employment agreement between New CellStar Asia and Mr. Horng. Each of the Employment Agreements also provides that the Executive is eligible to participate in an annual incentive plan approved by the Board of Directors during the term of his or her Employment Agreement.

Pursuant to his original Employment Agreement, the Company acknowledged Mr. Kaiser’s desire to assume greater responsibility for business operations, particularly in the North American Region of the Company’s subsidiary, CellStar, Ltd. (“Employer”). Employer agreed to establish an escrow account in the amount of $700,000, which amount was to be paid to Mr. Kaiser in the event that he was not named as Senior Vice President of the Company and President of Employer’s North American Region on or before June 1, 2002.

Mr. Kaiser, the Company, and Employer executed a First Amendment to Employment Agreement, effective as of April 2, 2002, which removed the requirement for the escrow and extended the date for the Company and Employer to name Mr. Kaiser as Senior Vice President of the Company and President of Employer’s North American Region to on or before September 1, 2002. Mr. Kaiser, the Company, and Employer executed a Second Amendment to Employment Agreement, effective as of September 10, 2002, which provided for the payment of $200,000 to Mr. Kaiser in consideration of Mr. Kaiser’s agreement to further extend the date by which he would be named as Senior Vice President of the Company and President of Employer’s North American Region to on or before March 1, 2003. This amendment further reduced the amount payable in the event Mr. Kaiser is not so named to $500,000. Mr. Kaiser, the Company, and Employer executed a Third Amendment to Employment Agreement as of February 28, 2003, extending the date by which he would be named as Senior Vice President of the Company and President of Employer’s North American Region to on or before May 1, 2003. No additional compensation was paid to Mr. Kaiser for such extension. Mr. Kaiser was named President and Chief Operating Officer on October 2, 2003. Pursuant to his Employment Agreement, as amended, the Company is obligated to pay Mr. Kaiser the sum of $500,000 related to the timing of his promotion. The Company recorded this expense in its second fiscal quarter of 2003, however the amount has not been paid to Mr. Kaiser.

The Company is obligated, during the term of his Employment Agreement, to provide to Mr. Kaiser a life insurance policy with a face amount of $1,500,000 and a disability insurance policy with an annual disability benefit of $200,000 until attainment of age 65. The Company has in place insurance to cover a portion of such expenses. Each of the Executives is each eligible to participate in the life, health, and disability insurance programs customarily made available to employees of the Company.

Each of the Employment Agreements has an initial term of four years, except those of Ms. Rodriguez and Mr. Horng. Ms. Rodriguez’s Employment Agreement is summarized below. Mr. Horng’s Employment Agreement expires on the fifth anniversary of the date on which the Board of Directors notifies Mr. Horng that it has determined to discontinue the automatic daily extension of his Employment Agreement. Pursuant to his Employment Agreement, Mr. Horng is an employee of CellStar Asia, and any continuing obligations of the Company contained in his Employment Agreement will terminate upon the completion of the CellStar Asia Transaction. Upon such termination, Mr. Horng’s outstanding options to purchase Common Stock will expire 30 days after the termination date. All of the Employment Agreements, other than Ms. Rodriguez’s, are subject to earlier termination as follows: (i) by the Company (a) due to the disability of the Executive, (b) for “cause” or (c) “without cause”; or (ii) by the Executive (a) upon a material breach by the Company of the Employment Agreement (“Company Breach”), (b) within 12 months of a “change in control,” or (c) without “good reason” (defined as termination for any reason other than Company Breach). If any Executive other than Ms. Rodriguez terminates his employment due to Company Breach or if any Executive other than Ms. Rodriguez is terminated by the Company “without cause,” he will be entitled to receive his accrued but unpaid base salary and annual incentive payments through the date of termination plus an amount equal to the product of (i)(a) his base salary plus (b) the amount of his annual incentive payments for the preceding year divided by 365 and (ii) multiplied by (a) with respect to the Executives other than Mr. Horng, the lesser of (x) 720 or (y) the greater of the number of days remaining in the term of his employment or 365, or (b) with respect to Mr. Horng only, the number of days from the date the Board of Directors notifies Mr. Horng that it has determined to discontinue the automatic daily extension of his Employment Agreement to the end of the term, which period shall equal five years. In the event of termination of employment after a “change in control,” each of the Executives, other than Ms. Rodriguez, will be entitled to receive an amount equal to $100 less than three times his “annualized includable compensation for the base period” (as defined in Section 280G of the Code) or such lesser amount that is the maximum payment permitted by the Code that does not constitute an “excess parachute payment.”

Ms. Rodriguez’s Employment Agreement has an initial term of three years and automatically renews for an additional year unless (i) notice of a decision not to renew the Employment Agreement is given by employer or employee at least 180 days prior to the expiration of the initial term or (ii) the Employment Agreement is earlier terminated pursuant to its terms. Ms. Rodriguez’s Employment Agreement is subject to earlier termination as follows: (i) by the Company (a) due to the disability of Ms. Rodriguez, (b) for “cause” or (c) “without cause”; or (ii) by Ms. Rodriguez (a) upon a Company Breach, (b) within 24 months of a “change in control,” provided further, in the case that her employment is terminated “without cause,” due to Company Breach, or based on a “forced relocation” (defined as Ms. Rodriguez being required to be based at any place outside a 50-mile radius of the Company’s Carrollton, Texas headquarters) or (c) “voluntarily” (defined as termination for any reason other than Company Breach). If Ms. Rodriguez terminates her employment due to Company Breach or if she is terminated by the Company “without cause,” she will be entitled to receive her accrued but unpaid base salary and annual incentive payments through the date of termination plus an amount equal to the product of (i)(a) her base salary plus (b) the greater of her annual incentive payment or the average of her annual incentive payments for the preceding three years, divided by 365, and (ii) multiplied by the lesser of (x) 730 and (y) the greater of the number of days remaining in the initial three-year term (or, the number of days remaining in the initial three-year term plus the one-year renewal term if such termination occurs within 180 days of the expiration of the initial three-year term and no notice of non-renewal has been given) or 365 (the “Rodriguez Severance Period”). Ms. Rodriguez is also entitled, under such circumstances, to the services of an outplacement consultant at Company expense. In the event of termination of employment of Ms. Rodriguez after a “change in control,” she will be entitled to receive an amount equal to three times the sum of (i) her base salary plus (ii) the greater of (a) her annual incentive payment for the preceding year or (b) the average of her annual incentive payments for the preceding three years, or such lesser amount that is the maximum payment permitted by the Code that does not constitute an “excess parachute payment.” Under such circumstances, Ms. Rodriguez is also entitled to the services of an outplacement consultant at Company expense and reimbursement for all reasonable costs and expenses (including, without limitation, attorneys’ fees) incurred by her in enforcing her rights under her Employment Agreement. If the employment of Ms. Rodriguez is terminated “without cause,” due to Company Breach, or following a “change in control,” Ms. Rodriguez is further entitled, at Company expense, to health and life insurance coverage for her and, if applicable, her spouse and children, for a period of time equal to, in the case of termination following a “change in control,” three years or, in all other cases, the lesser of 545 days and the Rodriguez Severance Period.

Under the Employment Agreements, a termination will be deemed to be “without cause” if it is for any reason other than due to the disability of the Executive or for “cause.” Under the Employment Agreements, a termination will generally be considered to be for “cause” if it is due to the Executive’s (i) gross incompetence or, in the case of Mr. Parker, willful failure to perform his duties, (ii) willful misconduct or, in the case of Mr. Parker, misconduct that causes or is likely to cause material economic harm to, or discredit to the reputation of, the Company or its affiliated entities, (iii) failure to follow the directions of senior management or the Board of Directors or general partner of the Company or the Executive’s employer, (iv) conviction of or a plea of nolo contendre to a felony involving moral turpitude or the entry of an order by any federal or state regulatory agency prohibiting the Executive from participating in the affairs of the Company, or (v) any other material breach of his or her Employment Agreement that is not cured within 30 days after receipt of written notice from the Company specifying the breach.

For purposes of the Employment Agreements a “change in control” will be deemed to occur upon the occurrence of any of the following: (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (iii) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors by the Continuing Directors (as defined in the Employment Agreements); (v) with respect to Ms. Rodriguez’s Employment Agreement only, (a) the acquisition of beneficial ownership of 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned less than 10% of such voting power on the date of her Employment Agreement, (b) the acquisition of beneficial ownership of an additional 5% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 10% of such voting power on the date of her Employment Agreement, or (c) the execution by the Company and a stockholder of a contract that grants such stockholder or its affiliate (including, without limitation, such stockholder’s nominee to the Board) the right to veto or block decisions or actions of the Board, in each case subject to certain exceptions; or (vi) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7 of the United States Bankruptcy Code.

The Employment Agreements also provide that the Executives will be indemnified by the Company to the extent provided in the Company’s Certificate of Incorporation or bylaws as of the date of the Employment Agreement and to the fullest extent permitted by changes to Delaware law. The Employment Agreements of all Executives include non-competition and confidentiality provisions.

Separation Agreement and Release.    As of July 5, 2001, the Company entered into a Separation Agreement and Release with Alan H. Goldfield, the Company’s former Chief Executive Officer and the holder of greater than five percent of the outstanding Common Stock, under which the Company may engage Mr. Goldfield to provide information or assistance in connection with all matters relating to or arising out of his former employment with the Company or pertaining to the general business operations of the Company. In return for this information and assistance, the Company pays Mr. Goldfield his pre-approved, reasonable, actual, out-of-pocket expenses plus the greater of $1,500 per day or the highest per day amount then being paid to members of the Board for services other than services provided as a member of the Board. Under this Separation Agreement and Release and until July 5, 2006, the Company must also provide Mr. Goldfield with a $5,000,000 term life insurance policy and disability insurance with a annual benefit of $300,000 until age 65. The Company must also provide Mr. Goldfield and his spouse, Shirley M. Goldfield, with reimbursement of medical and dental expenses for the remainder of their respective lives, subject to certain conditions. For fiscal 2003, the Company paid premiums of $48,384 related to term life insurance for Mr. Goldfield and $44,503 related to disability insurance for Mr. Goldfield. In addition, the Company paid medical and dental insurance premiums of $13,790 for Mr. and Mrs. Goldfield. Mr. Goldfield is required to reimburse the Company $4,191 of this amount pursuant to the Separation Agreement and Release. In addition, pursuant to the Separation Agreement and Release, Mr. Goldfield is obligated to reimburse the Company $18,357 for property taxes on the Texas Stadium suite nominally owned by the Company, which Mr. Goldfield has rights to use. The Company has offset the property taxes and the insurance reimbursement owed against certain expenses to be reimbursed by the Company in connection with services provided under the Separation Agreement and Release. The offset resulted in a remaining balance owed to the Company by Mr. Goldfield of $3,883. For fiscal 2003, the Company paid Mr. Goldfield approximately $56,000 in connection with services provided pursuant to his Separation Agreement and Release.

Consulting Agreement.    In July, 2001, the Company entered into a Consulting Agreement with Mr. Goldfield under which the Company engaged Mr. Goldfield to perform such services for the Company as are mutually agreeable to Mr. Goldfield and the Chief Executive Officer of the Company. Under the Consulting Agreement, Mr. Goldfield has the honorary title of “Chairman Emeritus” of the Company but is not a director, officer or employee of the Company and has no authority to act on behalf of the Company. The Company agreed to pay Mr. Goldfield 5% of net earnings from specified new lines of business conducted by the Company in the PRC, Hong Kong, Korea, Japan, Taiwan, Singapore, Malaysia, and the Philippines (the “Earnout”) through November 30, 2006 if not earlier terminated, but not to exceed $15,000,000. New business lines covered by the Earnout include the sale of prepaid calling cards, the sale of specified paging and long distance services, the sale of “Tai Chi box” services and products, and the sale of personal digital assistants and digital cameras. No payments have been made pursuant to the Consulting Agreement. Even though the successful completion of the CellStar Asia Transaction will terminate substantially all of the Company’s operations subject to the Earnout, the Consulting Agreement has not been amended or terminated in anticipation of the CellStar Asia Transaction.

The Consulting Agreement terminates on the earlier of November 30, 2006, a termination of Mr. Goldfield for cause by the Company, the death of Mr. Goldfield, written notice of termination by either party as a result of the disability of Mr. Goldfield or voluntary termination by Mr. Goldfield upon not less than 30 days prior written notice. Under the Consulting Agreement, a termination will generally be considered for “cause” if it is due to Mr. Goldfield’s (i) willful gross misconduct, (ii) conviction of a felony, (iii) breach of his covenants of confidentiality and non-competition set forth in the Consulting Agreement or (iv) violation of the Foreign Corrupt Practices Act. In the event of termination due to the death or disability of Mr. Goldfield, the Company must still pay the Earnout through November 30, 2006.

The Consulting Agreement also includes non-competition and confidentiality provisions. The non-competition provision is effective until the date the Consulting Agreement is terminated.

Compensation Committee Interlocks and Insider Participation

For fiscal 2003, the Compensation Committee of the Board of Directors consisted of J.L. Jackson (Chairman), James L. Johnson, and Jere W. Thompson. No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In July 2001, Mr. Johnson was elected Chairman of the Board of Directors and the Company entered into an agreement with Mr. Johnson whereby he would receive annual compensation of $250,000 for serving as non-executive Chairman of the Board of Directors, in addition to whatever compensation and expense reimbursement he is entitled to as a non-employee Director. Mr. Johnson received $250,000 for his services as Chairman during fiscal 2003, in addition to director and retainer fees. Mr. Johnson was the only member of the Compensation Committee that had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC. No executive officer of the Company served on the compensation committee, or as a director, of another entity, one of whose executive officers served on the Company’s Compensation Committee or on its Board of Directors in fiscal 2003.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

General.    Subject to existing contractual obligations, the Compensation Committee of the Board of Directors is primarily responsible for evaluating and recommending the Company’s executive compensation policies and practices. The Compensation Committee also has the power to administer the 1993 Plan, the 2003 Incentive Plan, the Incentive Plan, and the Directors’ Plan. The Compensation Committee is currently composed of Messrs. J.L. Jackson (Chairman), James L. Johnson, and Jere W. Thompson.

Compensation Philosophy.    The Company’s philosophy of rewarding stockholders through executive compensation reflects its belief that the compensation of executives (i) should be linked to achievement of the Company’s business and strategic goals; (ii) should be aligned with the interests of stockholders through awards of stock options and other stock-based compensation; (iii) should recognize individual contributions, as well as overall business results; and (iv) should have the ultimate result of attracting, motivating, and retaining highly-talented executives for the Company. To achieve these objectives, the Company’s current compensation program consists of the following elements:

•	Base salary

•	Annual incentive compensation, the receipt of which is based on (i) the financial performance of the Company and its divisions from year to year and/or (ii) significant individual contributions

•	Long-term incentive compensation, primarily in the form of stock options

Chief Executive Officer’s Fiscal 2003 Compensation. Mr. Parker was appointed Chief Executive Officer of the Company in July 2001. Pursuant to Mr. Parker’s Employment Agreement, the Company pays an annual base salary of $850,000, which was based on competitive and comparable compensation for the position of responsibility as reviewed and recommended by an outside consulting firm hired by the Company. Beginning in fiscal 2002, Mr. Parker’s base salary was increased to $950,000. The increase in Mr. Parker’s base salary was attributable to the recognition of the Company’s performance in light of significant challenges with which it was faced in fiscal 2002, including the successful completion of the exchange offer for the Company’s 5%

Convertible Subordinated Notes due October 2002 (the “Subordinated Notes”) and the Reverse Split. Mr. Parker received this base salary of $950,000 for fiscal 2003. In addition, Mr. Parker is eligible for an annual incentive bonus of a target of 50% of his annual base salary, as approved by the Board, based on the attainment of certain goals related to the creation, conservation and effective use of cash by the Company; an increase in the Company’s stock price and other factors. The target may be increased to up to 100% of Mr. Parker’s annual base salary based on annual performance and achievement of goals. For fiscal 2003, Mr. Parker received a bonus of $380,000, or 40% of his annual base salary. Mr. Parker’s bonus for fiscal 2003 was determined based on a number of factors, including continuing to execute on a strategic three-year plan to maximize shareholder value by achieving targeted returns on capital investment, and stock price appreciation. The stock price rose from under $4 per share to more than $15 per share in fiscal year 2003. As of January 5, 2004, the 52-week range was from a low of $3.60 to a high of $15.38. In addition, the bonus was awarded based on individual achievements that, in the opinion of the Compensation Committee and the Board of Directors, strengthened the Company. These achievements included the successful exit of the Company’s European operations, the improvement in the Company’s Mexico operations in the latter half of 2003, and the progress made toward completing the CellStar Asia Transaction in the Spring of 2003, which was delayed by the Company in May due to the outbreak of SARS. The Compensation Committee recommended Mr. Parker’s bonus to the full Board of Directors, who ultimately approved the bonus. Mr. Parker abstained from such approval.

In recognition of the key role Mr. Parker has played in the CellStar Asia Transaction, he was granted an option to purchase 50,000 shares of Common Stock containing certain incentives for the completion of the CellStar Asia Transaction. This option was granted on January 22, 2003 at an exercise price of $5.45 per share, which was the closing sale price of the Common Stock on the grant date, and will become exercisable with respect to 25% of the shares covered by the option on each anniversary of the grant date; provided, however, that 100% of the shares shall become exercisable immediately upon the earlier to occur of (i) the closing of the CellStar Asia Transaction, if the CellStar Asia Transaction yields to the Company proceeds of $50.0 million or more in cash or cash equivalents, or (ii) if Mr. Parker’s employment is terminated without cause. This option will terminate if not exercised within 10 years from the grant date. It is currently anticipated that Mr. Parker will receive future stock option grants under the 2003 Incentive Plan similar to those received by the Company’s Chief Executive Officer in past years. On February 23, 2004, pursuant to the 2003 Incentive Plan, Mr. Parker was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $11.90 per share, which was the closing sale price of the Common Stock on the grant date.

Compensation of Other Executive Officers.    For the fiscal year ended November 30, 2003, the compensation packages received by the other executives of the Company consisted of base salary, stock options, and bonus awards. Each element is consistent with the compensation philosophy set forth above, and the determinations regarding the appropriate form and level of executive compensation are based in part on the recommendations of management. Such recommendations reflect each individual’s level of responsibility and experience and the assessment of the individual’s contribution to the success of the Company’s business. In recognition of the key roles certain of the Company’s executive officers have played in the CellStar Asia Transaction, such executive officers were granted options to purchase shares of Common Stock containing certain incentives for the completion of the CellStar Asia Transaction. These options were granted on January 22, 2003 at an exercise price of $5.45 per share, which was the closing sale price of the Common Stock on the grant date, and will become exercisable with respect to 25% of the shares covered by these options on each anniversary of the grant date; provided, however, that 100% of the shares shall become exercisable immediately upon the earlier to occur of (i) the closing of the CellStar Asia Transaction, if the CellStar Asia Transaction yields to the Company proceeds of $50.0 million or more in cash or cash equivalents or (ii) such person’s employment is terminated without cause. These options will terminate if not exercised within 10 years from the grant date. It is currently anticipated that the Company’s executive officers will receive future stock option grants under the 2003 Incentive Plan similar to those given to individuals holding the same positions in past years. On February 23, 2004, pursuant to the 2003 Incentive Plan, certain of the executive officers were granted options to purchase shares of Common Stock in amounts ranging from 2,500 to 5,000 shares. The exercise price was $11.90 per share, which was the closing sale price of the Common Stock on the grant date.

Bonuses paid to these executives for fiscal 2003 were discretionary and were awarded for individual achievements that strengthened the Company. Company management provided the Compensation Committee with several factors to consider with regard to each executive’s impact on key corporate initiatives, including the successful execution of the Company’s plan to reposition its operations, improved corporate governance and internal control procedures, and overcoming various global and economic factors such as the impact of SARS on the Company’s Asian operations, bankruptcies in the telecom industry due to the overall economic weakness in the United States, and the instability of foreign currencies in countries in which we operate. Bonus payments for executive officers other than the Chief Executive Officer were recommended by the Chief Executive Officer to the Compensation Committee. The Compensation Committee approved the initial recommendations and presented the recommendations to the full Board of Directors, who ultimately approved the bonuses.

In December of 2001, the Company appointed Robert Kaiser as its new Chief Financial Officer. The Company entered into an Employment Agreement with Mr. Kaiser effective December 12, 2001 providing for an annual base salary of $450,000 and a potential annual incentive bonus as approved by the Board. Mr. Kaiser also received a signing bonus of $300,000. In addition, Mr. Kaiser was granted options to purchase 400,000 shares of Common Stock at the time of his appointment, or 80,000 shares of Common Stock taking into account the subsequent Reverse Split, of which the exercise price was fixed at the closing sales price of the Common Stock on the date of the grant. The options vest at the rate of 25% per year beginning on the first anniversary of the grant date, unless Mr. Kaiser is terminated without cause, in which case the options will immediately vest. The Compensation Committee based Mr. Kaiser’s compensation on his considerable past work experience and the significant challenges facing the Company, among other factors. Mr. Kaiser received an additional option grant to purchase 50,000 shares of Common Stock at $5.45 per share in fiscal 2003. On October 2, 2003, Mr. Kaiser was promoted to President and Chief Operating Officer. Mr. Kaiser’s Employment Agreement and the subsequent amendments thereto are discussed in more detail under the heading “Executive Compensation— Employment Contracts and Termination of Employment and Change in Control Arrangements.”

In July of 2002, the Company entered into a new Employment Agreement with A.S. Horng, Chairman, Chief Executive Officer and General Manager of CellStar Asia, providing for an annual base salary of $900,000 and a potential annual incentive bonus as approved by the Board. Pursuant to the new Employment Agreement, Mr. Horng was granted options to purchase 200,000 shares of Common Stock, the exercise price of which was fixed at the closing sales price of the Common Stock on the date of the grant. The options vest at the rate of 25% per year beginning on the first anniversary of the grant date. Mr. Horng’s Employment Agreement is discussed in more detail under the heading “Executive Compensation—Employment Contracts and Termination of Employment and Change in Control Arrangements.” The Compensation Committee based Mr. Horng’s compensation on the importance of Mr. Horng to the continued success of the Greater China Operations and to the successful completion of the CellStar Asia Transaction, among other factors.

The Company continues to place its emphasis on compensation that would more closely align the executives’ interests with the stockholders’ interests. Subject to achievement by the Company of specific performance targets, certain of the Company’s executives are eligible to receive incentive bonuses under the Incentive Plan with targets ranging from 33% to 100% of their base salaries. The percentage of the bonus amount awarded is based on the extent to which the Company is successful in creating, conserving and effectively using cash, in addition to individual or operating unit performance factors.

In considering stock option grants to the Company’s executives, the Compensation Committee reviewed recommendations of executive management, considering each executive’s current and future ability to impact achievement of strategic goals and objectives. Emphasis on equity compensation through stock option grants is believed to be effective because it more closely aligns the interests of the executives and the Company’s stockholders for both near- and long-term. All options granted during fiscal 2003 to the Company’s executives were granted at the fair market value on the date of grant. All of such options vest at a rate of 25% per year, beginning on the first anniversary of the date of grant, with the exception of the options granted with vesting that may accelerate due to completion of the Cellstar Asia Transaction. See “Executive Compensation—Option Grants During 2003

Fiscal Year.” An executive will receive full benefits from the option grant only if the Company’s stock price appreciates and only if the executive remains with the Company for the full term of vesting.

Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code (the “Code”) provides for an annual $1,000,000 limitation (the “Deduction Limitation”) on the deduction that an employer may claim for compensation of each of certain executives but also provides an exception to the Deduction Limitation for certain performance-based compensation. It is the intent of the Compensation Committee to ensure that executive compensation is deductible through such an exception or otherwise, provided that qualification is in the best interests of the Company. The Deduction Limitation was exceeded with respect to Mr. Parker’s compensation for fiscal 2003. The amount in excess was $330,000. The Company has sufficient net operating loss carryforwards such that this excess amount did not result in any additional cash expenditure by the Company.

John L. (“J.L.”) Jackson

James L. Johnson

Jere W. Thompson

Comparative Performance Graph

The following chart compares the cumulative total stockholder return on the Common Stock with the cumulative total return on the stocks comprising The Nasdaq Market Value Index (the “Nasdaq Index”) and the Electronics Wholesale Index over the period commencing November 30, 1998 and ending November 30, 2003. The comparison assumes $100 was invested on November 30, 1998 in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance graph is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return

of CellStar Corporation, Nasdaq Index, and Electronics Wholesale Index

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on the Company’s review of such forms furnished to the Company, the Company believes that all filing requirements applicable to the Company’s executive officers, directors, and greater than 10% beneficial owners were complied with for the Company’s 2003 fiscal year except for the following: Mr. King, upon becoming an executive officer of the Company on February 24, 2003, did not timely file a Form 3; and Messrs. Roth and Stark did not timely file their joint Form 4 with respect to sales made on October 27, 2003.

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Grant Thornton as the independent auditors of the Company for the fiscal year ending November 30, 2004. Grant Thornton served as the Company’s independent certified public accountants for the fiscal year ended November 30, 2003. Representatives of Grant Thornton are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so, and will be able to respond to appropriate questions.

STOCKHOLDER PROPOSALS

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act and the Company’s Certificate of Incorporation. Under SEC proxy rules, the Company is required to provide the following information based on the assumption that the date for the Company’s next annual meeting after the Meeting will be within thirty (30) days of the first anniversary of the date of the Meeting: any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2004 annual meeting of stockholders must be received by the Company by                     , 2005 to be considered for inclusion in the Company’s proxy statement and related proxy for the 2004 annual meeting. The Company anticipates that it will have its next annual meeting no later than                     , 2005. If that annual meeting is outside the 30 day period referred to above, then proposals submitted by a stockholder for inclusion in the Company’s proxy statement and related proxy must be received a reasonable time before the Company prints and mails its proxy materials.

Also, a stockholder proposal intended to be presented at the next annual meeting but not included in the Company’s proxy statement for such meeting must be received by the Company at least 60 days in advance of the date of that meeting or, if the public announcement of the meeting is less than 70 days before the date of the meeting, on or before the tenth day following the date on which the meeting is first publicly announced. According to the Company’s Certificate of Incorporation, a stockholder proposal received outside of this time period will be considered untimely. Management named in the Company’s proxy form for the annual meeting will then have discretionary authority to vote shares represented by such proxies on the stockholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials. Even if a stockholder makes a timely notification, management named in the Company’s proxy form for the annual meeting may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

The Company will inform the stockholders of any changes of the dates above in a timely manner and will provide notice of the new dates in a quarterly report on Form 10-Q.

The procedure for nominating a person for election to serve as a director is set forth under “Meetings of Directors and Committees—Nominating Committee.” Any stockholder proposal must provide the information required by the Company’s bylaws and Certificate of Incorporation and comply with any applicable laws and regulations. All submissions should be made to the Secretary of the Company at the Company’s principal offices at 1730 Briercroft Court, Carrollton, Texas 75006.

HOUSEHOLDING

As permitted by the Exchange Act, some brokers and other nominee record holders may deliver only one copy of this Proxy Statement to stockholders residing at the same address, unless such stockholders have notified the Company or their brokers or other nominee record holders of their desire to receive multiple copies of the Proxy Statement. Upon oral or written request, the Company will promptly deliver a separate copy of the Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact their respective brokers or other nominee record holders or the Company to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact their respective brokers or other nominee record holders or the Company to request a single copy in the future. All such requests of the Company should be sent to:

CellStar Corporation 1730 Briercroft Court Carrollton, Texas 75006 Attention: Corporate Secretary Phone: (972) 466-5000

DOCUMENTS INCORPORATED BY REFERENCE

Accompanying this Proxy Statement are copies of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 filed with the SEC as of February 26, 2004 (the “Annual Report”). The entire Annual Report is incorporated herein by reference.

CellStar Corporation

1730 Briercroft Court

Carrollton, Texas 75006

Attention: Corporate Secretary

All documents subsequently filed by the Company pursuant to Sections 13(a) 13(c), 14, or 15(d) of the Exchange Act, prior to                     ,2004, shall be deemed to be incorporated by reference into the Proxy Statement. The Company files with the SEC Forms 10-K and 10-Q and all other reports and information required to be so filed by a domestic issuer registered pursuant to Section 12(g) of the Exchange Act.

The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, such as the Company, that file electronically with the SEC. The Company’s internet address is www.cellstar.com.

OTHER BUSINESS

The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matter properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to exercise their discretionary authority to vote in accordance with their best judgment.

MISCELLANEOUS

The entire cost of soliciting Proxies, including the costs of preparing, printing and mailing this Proxy Statement and accompanying materials to stockholders, will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit Proxies personally or by telephone or otherwise, without additional compensation. MacKenzie Partners, Inc. (“MacKenzie”) will assist the Company in the solicitation of Proxies. The Company estimates that it will pay approximately $15,000 in fees, plus expenses and disbursements, to MacKenzie for its proxy solicitation services. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees, and fiduciaries for reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

Elaine Flud Rodriguez
Senior Vice President, Secretary and General Counsel

                    , 2004

Appendix A

CellStar Corporation

Greater China Operations

Financial Statements

GREATER CHINA OPERATIONS

Index to Combined Financial Statements

Unaudited Combined Balance Sheets as of November 30, 2003 and 2002	A-2

Unaudited Combined Statements of Operations for the years ended November 30, 2003, 2002 and 2001	A-3

Unaudited Combined Statements of Stockholder’s Equity and Comprehensive Income (Loss) for the years ended November 30, 2003, 2002 and 2001	A-4

Unaudited Combined Statements of Cash Flows for the years ended November 30, 2003, 2002 and 2001	A-5

Unaudited Notes to Combined Financial Statements	A-6

GREATER CHINA OPERATIONS

Unaudited Combined Balance Sheets

(In thousands, except share and per share data)

	November 30,
	2003	2002
ASSETS

Current assets:
Cash and cash equivalents	$20,262	18,846
Restricted cash	15,636	23,270
Accounts receivable (less allowance for doubtful accounts of $15,178 and $14,705, respectively)	97,784	53,106
Receivable from affiliates	33,991	33,269
Inventories	86,198	77,491
Deferred income tax assets	7,360	3,241
Prepaid expenses	20,650	4,526

Total current assets	281,881	213,749

Property and equipment, net	6,523	7,274
Goodwill	—	10,927
Investment in subsidiaries	5,682	5,682
Deferred income tax assets	1,390	3,652
Other assets	3,892	5,452

	$299,368	246,736

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Notes payable	$88,492	30,258
Accounts payable	22,747	11,675
Payable to affiliates	30,827	28,170
Accrued expenses	5,874	10,266
Income taxes (receivable) payable	(3,460)	4,811

Total current liabilities	144,480	85,180

Total liabilities	144,480	85,180

Stockholder’s equity:

Common stock, $.01 par value, 100,000 shares authorized, issued and outstanding	1	1
Accumulated other comprehensive loss—foreign currency translation adjustments	(799)	(985)
Retained earnings	155,686	162,540

Total stockholder’s equity	154,888	161,556

	$299,368	246,736

See accompanying notes to unaudited combined financial statements.

GREATER CHINA OPERATIONS

Unaudited Combined Statements of Operations

(In thousands)

	Year Ended November 30,
	2003	2002	2001
Revenues	$741,708	950,870	1,078,880
Cost of sales	713,660	898,193	1,031,515

Gross profit	28,048	52,677	47,365

Selling, general and administrative expenses	22,459	19,665	17,734

Operating income	5,589	33,012	29,631

Other income (expense):
Interest expense	(2,608)	(2,340)	(2,061)
Interest income from Parent	1,052	1,228	1,822
Impairment of investment	(85)	(125)	(2,215)
Management fee and royalty allocation from Parent	(3,798)	(8,888)	(8,331)
Other, net	609	718	2,221

Total other income (expense)	(4,830)	(9,407)	(8,564)

Income before income taxes and cumulative effect of a change in accounting principle, net of tax	759	23,605	21,067

Provision for income taxes	510	2,985	2,300

Income before cumulative effect of a change in accounting principle, net of tax	249	20,620	18,767
Cumulative effect of a change in accounting principle, net of tax of $3,824	(7,103)	—	—

Net income (loss)	$(6,854)	20,620	18,767

See accompanying notes to unaudited combined financial statements.

GREATER CHINA OPERATIONS

UNAUDITED COMBINED STATEMENTS OF STOCKHOLDER’S EQUITY

AND COMPREHENSIVE INCOME (LOSS)

Years ended November 30, 2003, 2002, and 2001

(In thousands)

	Common Stock		Additional paid- in capital	Accumulated other comprehensive loss	Retained earnings	Total
	Shares	Amount
Balance at November 30, 2000	100	$1	—	(244)	143,153	142,910
Comprehensive income:
Net income	—	—	—	—	18,767	18,767
Foreign currency translation adjustment	—	—	—	(660)	—	(660)

Total comprehensive income						18,107

Balance at November 30, 2001	100	1	—	(904)	161,920	161,017
Comprehensive income:
Net income	—	—	—	—	20,620	20,620
Foreign currency translation adjustment	—	—	—	(81)	—	(81)

Total comprehensive income						20,539
Dividend to Parent	—	—	—	—	(20,000)	(20,000)

Balance at November 30, 2002	100	1	—	(985)	162,540	161,556
Comprehensive loss:
Net loss:	—	—	—	—	(6,854)	(6,854)
Foreign currency translation adjustment	—	—	—	186	—	186

Total comprehensive loss						(6,668)

Balance at November 30, 2003	100	$1	—	(799)	155,686	154,888

See accompanying notes to unaudited combined financial statements.

GREATER CHINA OPERATIONS

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

Years ended November 30, 2003, 2002, and 2001

(In thousands)

	Year ended November 30,
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$(6,854)	20,620	18,767
Adjustments to reconcile net income (loss) to net cash used in operating activities
Provision for doubtful accounts	557	459	2,546
Provision for inventory obsolescence	7,489	2,985	6,354
Depreciation and amortization	1,888	2,317	1,775
Cumulative effect of a change in accounting principle, net of tax	7,103	—	—
Deferred income taxes	(468)	(450)	(4,098)
Impairment of investment	85	125	2,215
Changes in certain operating assets and liabilities:
Accounts receivable	(45,049)	(6,629)	33,010
Receivable from affiliates	(722)	(1,971)	(4,013)
Inventories	(16,196)	19,618	(15,183)
Prepaid expenses	(16,124)	(3,476)	8,985
Other assets	1,475	(2,647)	(234)
Accounts payable	11,072	(21,558)	(50,416)
Payable to affiliates	2,657	2,016	(1,241)
Accrued expenses	(4,392)	7,306	(3,574)
Income taxes payable	(5,836)	1,254	4,197

Net cash provided by (used in) operating activities	(63,315)	19,969	(910)

Cash flows from investing activities:
Purchases of property and equipment	(1,137)	(3,864)	(2,946)
Change in restricted cash	7,634	18,550	1,221

Net cash provided by (used in) investing activities	6,497	14,686	(1,725)

Cash flows from financing activities:
Dividend to Parent	—	(20,000)	—
Borrowings (payments) on notes payable	58,234	(22,385)	8,215

Net cash provided by (used in) financing activities	58,234	(42,385)	8,215

Net increase (decrease) in cash and cash equivalents	1,416	(7,730)	5,580
Cash and cash equivalents at beginning of period	18,846	26,576	20,996

Cash and cash equivalents at end of period	$20,262	18,846	26,576

See accompanying notes to unaudited combined financial statements.

GREATER CHINA OPERATIONS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

(1)    Summary of Significant Accounting Policies

(a)    Basis for Presentation

CellStar Corporation (“CellStar” or “Parent”) is in the process of divesting up to 70% of its Greater China Operations and has filed a preliminary Proxy Statement with the Securities and Exchange Commission which included a proposal to divest up to 70% of its Greater China Operations.

The Greater China Operations consists of the following wholly-owned subsidiaries of CellStar: CellStar (Asia) Corporation Limited, Shanghai CellStar International Trading Co. Ltd., CellStar Telecommunication Taiwan Co. Ltd. and CellStar Asia Pacific Corporation, as well as assets and liabilities of CellStar International Corporation/Asia, (“CellStar International”), a wholly-owned subsidiary of CellStar.

The accompanying financial statements combine all four companies and all significant intercompany balances and transactions between the combined companies have been eliminated in the combination. CellStar International holds ownership interests in CellStar’s wholly-owned subsidiaries in Singapore, The Philippines, Korea and Japan. This ownership interest is not intended to be included in the proposed divestiture and therefore the ownership interests in these subsidiaries are reflected in the caption investment in subsidiaries in the accompanying unaudited combined balance sheets.

Although the combined financial statements of the Greater China Operations are unaudited, CellStar management is of the opinion that all adjustments necessary for a fair statement of the results have been reflected therein.

The Greater China Operations is a leading provider of distribution and value-added logistics services to the wireless communications industry, with operations in Hong Kong, the People’s Republic of China (“PRC”), and Taiwan. The Greater China Operations facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. The Greater China Operations provides activation services that generate new subscribers for its wireless carrier customers in the Taiwan market.

(b)    Use of Estimates

The Greater China Operations has made a number of estimates and assumptions related to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates.

(c)    Accounts Receivable

In determining the adequacy of the allowance for doubtful accounts, management considers a number of factors including the aging of the receivable portfolio, customer payment trends, financial condition of the customer, economic conditions in the customer’s country, and industry conditions. Actual results could differ from those estimates.

(d)    Inventories

Inventories are stated at the lower of cost (primarily on a moving average basis) or market and are comprised of finished goods. In determining the adequacy of the reserve for inventory obsolescence, management considers a number of factors including the aging of the inventory, recent sales trends, industry market conditions, and economic conditions. In assessing the reserve, management also considers price protection credits or other incentives the Greater China Operations expects to receive from the vendor. Actual results could differ from those estimates.

GREATER CHINA OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(e)    Property and Equipment

Property and equipment are recorded at cost. Depreciation of equipment is provided over the estimated useful lives of the respective assets, which range from three to twenty years, on a straight-line basis. Leasehold improvements are amortized over the shorter of their useful life or the related lease term. Major renewals are capitalized, while maintenance, repairs and minor renewals are expensed as incurred.

(f)    Goodwill

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 142 “Goodwill and Other Intangible Assets” (“Statement No. 142”), which addresses the initial recognition and measurement of intangible assets acquired (other than those acquired in a business combination, which is addressed by Statement No. 141) and the subsequent accounting for goodwill and other intangible assets after initial recognition. Statement No. 142 eliminates the amortization of goodwill and intangible assets with indefinite lives. Intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. This statement also requires the Greater China Operations to reassess the useful lives of all intangible assets acquired, and make any necessary amortization period adjustments. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Statement No. 142 requires a two-step process for testing goodwill for impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. A reporting unit is an operating segment or one level below an operating segment. The Greater China Operations reporting units are its operations in the PRC, Hong Kong and Taiwan. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill and other intangible assets is measured as the excess of its carrying value over its fair value. Goodwill and intangible assets acquired after June 30, 2001 were immediately subject to the impairment provisions of this statement. The Greater China Operations completed its impairment testing under the requirements of Statement No. 142 during the first quarter of 2003 and recorded an impairment charge of approximately $7.1 million, which is presented as a cumulative effect of a change in accounting principle, net of tax of $3.8 million, for the three months ended February 28, 2003.

The following table shows the Greater China Operations 2003, 2002 and 2001 results presented on a comparable basis to the 2003 results, adjusted to exclude amortization expense related to goodwill (in thousands):

	Year Ended November 30,
	2003	2002	2001
Income before cumulative effect of a change in accounting principle, net of tax—as reported	$249	20,620	18,767
Goodwill amortization	—	875	874

Income before cumulative effect of a change in accounting principle, net of tax—as adjusted	$249	21,495	19,641

Net income (loss)—as reported	$(6,854)	20,620	18,767
Goodwill amortization	—	875	874

Net income (loss)—as adjusted	$(6,854)	21,495	19,641

GREATER CHINA OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The change in the carrying amount of goodwill for the year ended November 30, 2003 is as follows (in thousands):

Balance at November 30, 2002	$10,927
Adoption of Statement No. 142—impairment	(10,927)

Balance at November 30, 2003	$—

(g)    Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(h)    Revenue Recognition

For the Greater China Operation’s wholesale business, revenue is recognized on product sales when the customer takes title and assumes risk of loss. If the customer takes title and assumes risk of loss upon shipment, revenue is recognized on the shipment date. If the customer takes title and assumes risk of loss upon delivery, revenue is recognized on the delivery date.

In accordance with contractual agreements with wireless service providers, the Greater China Operations receives an activation commission for obtaining subscribers for wireless services in connection with the Greater China Operation’s retail operations. The agreements contain various provisions for additional commissions (“residual commissions”) based on subscriber usage. The agreements also provide for the reduction or elimination of activation commissions if subscribers deactivate service within stipulated periods. The Greater China Operations recognizes revenue for activation commissions when the subscriber activates service less an allowance for estimated deactivations and residual commissions when received. The Greater China Operations recognizes service fee revenue when the service is completed and, if applicable, upon shipment of the related product, whichever is later.

Reserves for returns, price discounts and rebates are estimated using historical averages, open return requests, channel inventories, recent product sell-through activity and market conditions. Allowances for returns, price discounts and rebates are based upon management’s best judgment and estimates at the time of preparing the financial statements. Actual amounts could differ significantly from management’s estimates.

(i)    Vendor Credits and Allowances

The Greater China Operations recognizes price protection credits, sell through credits, advertising allowances and volume discounts, when supported by a written agreement or if not supported by a written agreement, when received. Price protection credits and other incentives are applied against inventory and cost of goods sold, depending on whether the related inventory is on-hand or has been previously sold. Sell-through credits are recorded as a reduction in cost of goods sold as the products are sold. Advertising allowances are generally for the reimbursement of specific incremental, identifiable costs incurred by the Greater China Operations and are recorded as a reduction of the related cost. Allowances in excess of the specific costs incurred, if any, are recorded as a reduction cost of goods sold or inventory, as applicable.

GREATER CHINA OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(j)    Foreign Currency

Assets and liabilities of the Greater China Operations’ subsidiaries have been translated at the rate of exchange at the end of each period. Revenues and expenses have been translated at the weighted average rate of exchange in effect during the respective period. Gains and losses resulting from translation are accumulated as other comprehensive loss in stockholder’s equity. Net foreign currency transaction gains (losses) for the years ended November 30, 2003, 2002 and 2001 were ($0.0) million, ($0.1) million and ($0.0) million, respectively.

(k)    Derivative Financial Instruments

The Greater China Operations periodically uses various derivative financial instruments as part of an overall strategy to manage the Greater China Operation’s exposure to market risk associated with interest rate and foreign currency exchange rate fluctuations. The Greater China Operations periodically uses foreign currency forward contracts to manage the foreign currency exchange rate risks associated with international operations. The Greater China Operations evaluates the use of interest rate swaps and cap agreements to manage its interest risk on debt instruments, including the reset of interest rates on variable rate debt. The Greater China Operations does not hold or issue derivative financial instruments for trading purposes.

The Greater China Operations currently has no material derivative instruments that qualify as a hedge as defined by Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments, and Statement No. 138, Accounting for Derivative Instruments and Certain Hedging Activities. Accordingly, all changes in fair value of derivative instruments are recognized in the combined statements of operations.

From time to time, the Greater China Operations uses foreign currency forward contracts to reduce exposure to exchange rate risks primarily associated with transactions in the regular course of the Greater China Operations’. The forward contracts establish the exchange rates at which the Greater China Operations should purchase or sell the contracted amount of local currencies for specified foreign currencies at a future date. The Greater China Operations uses forward contracts, which are short-term in nature (45 days to one year), and receives or pays the difference between the contracted forward rate and the exchange rate at the settlement date.

At November 30, 2003, 2002 and 2001, respectively, the Greater China Operations had no forward contracts outstanding.

(l)    Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m)    Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments and is presented in the combined statements of stockholder’s equity and comprehensive income (loss). The Greater China Operations does not tax effect its foreign currency translation adjustments.

GREATER CHINA OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(n)    Combined Statements of Cash Flow Information

For purposes of the combined statements of cash flows, the Greater China Operations consider all highly-liquid investments with an original maturity of 90 days or less to be cash equivalents. The Greater China Operations paid approximately $2.6 million, $2.3 million and $1.7 million of interest for the years ended November 30, 2003, 2002 and 2001, respectively. The Greater China Operations paid approximately $6.7 million of income taxes for the year ended November 30, 2003. For the year ended November 30, 2002, the Greater China Operations received a refund associated with 2000 of $2.7 million and paid approximately $2.4 million of income taxes. The Greater China Operations paid approximately $3.1 million of income taxes for the year ended November 30, 2001.

(2)    Property and Equipment

Property and equipment consisted of the following at November 30, 2003 and 2002 (in thousands):

	November 30,
	2003	2002
Land and buildings	$3,525	3,484
Furniture, fixtures and equipment	7,775	6,471
Leasehold improvements	1,243	1,132

	12,543	11,087
Less accumulated depreciation and amortization	(6,020)	(3,813)

	$6,523	7,274

(3)    Investments in Affiliated Companies

In January 2000, the Greater China Operations acquired for $4.1 million 3.5% of the issued and outstanding common stock of Arcoa Communications Co. Ltd, (“Arcoa”) a telecommunications retail store chain in Taiwan. Arcoa’s common stock is not traded on a foreign market of the breadth and scope comparable to a U.S. market, and the Greater China Operations accounts for the investment on the cost basis.

The Greater China Operations periodically received indications that shares were being exchanged at amounts less than the Greater China Operation’s purchase price. Based on the continuing decline in the Taiwan stock exchange and the Taiwan economy, the Greater China Operations considered that the decrease in value of its investment was other than temporary. In the third quarter of 2001, the Greater China Operations recorded an impairment charge of $2.2 million to write-down the Greater China Operations’s investment to the Greater China Operations’s pro rata share of the retailer’s net book value, which the Greater China Operations believed was the best indicator of the fair value of the investee. The Greater China Operations continued to monitor the overall market conditions in Taiwan and again considered the investment to be impaired in the fourth quarter of 2002 and recorded a charge of $0.1 million to write-down the Greater China Operations’s investment to the Greater China Operations’s pro rata share of the retailer’s net book value. The Greater China Operations continued to monitor the overall market conditions in Taiwan and again considered the investment to be impaired in the fourth quarter of 2003 and recorded a charge of $0.1 million to write-down the Greater China Operations’s investment to the Greater China Operations’s pro rata share of the retailer’s net book value. The Greater China Operations’s remaining investment of $1.7 million at November 30, 2003 is included in other assets in the consolidated balance sheet.

GREATER CHINA OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(4)    Notes payable

Notes payable consisted of the following at November 30, 2003 and 2002 (in thousands):

	November 30,
	2003	2002
People’s Republic of China (“PRC”) credit facilities	$6,041	30,258
People’s Republic of China (“PRC”) notes payable	82,451	—

Total notes payable	$88,492	30,258

At November 30, 2003, the Greater China Operations in the PRC had various short-term borrowing facilities totaling approximately 732 million RMB (approximately USD $88.5 million), all of which had been borrowed. Interest rates range from 0.00% to 5.04%, and have maturity dates through April 2004. The borrowing facilities are collateralized by cash deposits in the PRC of 83.9 million RMB (approximately USD $10.1 million) and USD $5.5 million in Hong Kong as well as approximately $30.5 million of the PRC’s, accounts receivable. The Greater China Operations typically renews or rolls over these lines of credit for 3 to 12 month terms. There can be no assurance that these facilities will be renewed in the future. CellStar Shanghai also has assigned the proceeds from $5.8 million of bank notes received from customers to various suppliers.

The Greater China Operations currently has three credit facilities in Taiwan. Two facilities are for the factoring of accounts receivable and total NTD 170 million (approximately USD $5.0 million). The third facility is for NTD 50 million (approximately USD $1.5 million) and is collateralized by real property owned in Taiwan. The interest rates range from 2.6% to 5.0% and the facilities have maturities ranging from December 2003 to September 2004. There were no borrowings in Taiwan at November 30, 2003.

(5)    Income Taxes

The tax effect of temporary differences underlying significant portions of deferred income tax assets is presented below (in thousands):

	November 30
	2003	2002
Accounts receivable	$2,449	3,117
Inventory	588	78
Net operating loss carryforwards	5,043	3,652
Other	670	46

	$8,750	6,893

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets are deductible, management believes it is more likely than not the Greater China Operations should realize the benefits of these deductible differences. The amount of the deferred income tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced. At November 30, 2003, the Greater China Operations had net operating loss carryforwards of approximately $20.1 million, which will begin to expire in 2005.

GREATER CHINA OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Provision (benefit) for income taxes is presented as follows:

	Year Ended November 30,
	2003	2002	2001
Current	$2,060	2,379	5,790
Deferred	(1,550)	606	(3,490)

Total	$510	2,985	2,300

The statutory tax rates for taxable income generated in Hong Kong, the PRC and Taiwan are 16%, 33%, and 25%, respectively. Due to the varying statutory rates, the combined effective rate will vary from year to year depending upon the mix of pretax income. The effective tax rates differ from the statutory tax rates primarily because of nontaxable income in Hong Kong, a tax holiday in the PRC, and nondeductible expenses in both PRC and Taiwan. The nontaxable income in Hong Kong is comprised primarily of interest income and manufacturer’s credits in the amount of $2.6 million, $5.5 million, and $14.1 million for the years ended November 30, 2003, 2002, and 2001, respectively. Nondeductible intercompany expenses in the PRC amounted to $4.8 million, $8.8 million, and $7.0 million for the years ended November 30, 2003, 2002, and 2001, respectively. The nondeductible intercompany expenses in Taiwan amounted to $0.2 million, $0.4 million, and $1.0 million for the years ended November 30, 2003, 2002, and 2001, respectively.

(6)    Leases

The Greater China Operations leases certain warehouse and office facilities, equipment and retail stores under operating leases with original terms from two to six years. Facility and retail store leases generally contain renewal options. Rental expense for operating leases was $1.4 million, $1.3 million and $1.2 million for the years ended November 30, 2003, 2002 and 2001, respectively. Future minimum lease payments under operating leases as of November 30, 2003 are as follows (in thousands):

Year Ending November 30,	Amount
2004	$651
2005	281
2006	146
Thereafter	—

(7)    Related Party Transactions

Intercompany transactions between the Greater China Operations and CellStar primarily relate to the funding of CellStar’s financing activities of its other wholly-owned subsidiaries. At November 30, 2003, 2002 and 2001, net amounts due to the Greater China Operations from CellStar were $3.2 million, $5.1 million and $5.1 million, respectively. The Greater China Operations recorded interest income related to receivables due from CellStar of $1.1 million, $1.2 million and $1.8 million during the years ended November 30, 2003, 2002 and 2001, respectively.

Additionally, the Parent charges the Greater China Operations a corporate allocation consisting of a royalty fee and a management fee for selling, general and administrative expenses. The royalty fee is charged pursuant to

GREATER CHINA OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

an independent study that was commissioned by CellStar to determine the appropriate arm’s-length royalty rate for the use of certain intangible assets. The intangible assets are licensed by CellStar, Ltd., the Parent’s indirect, wholly-owned subsidiary, to the Company’s foreign subsidiaries. The intangible assets consist primarily of the trademarks, logos, domain names and other intellectual property that CellStar, Ltd. owns, manages and licenses. The management fee is comprised of actual selling, general and administrative costs incurred by the Parent on behalf of the Greater China Operations as well as an allocation of corporate expenses for services provided by the Parent for management, accounting, human resources, information systems, legal, tax and other. The allocation of these expenses is generally based on revenues. The Greater China Operations recorded management fee and royalty expense of $3.8 million, $8.9 million and $8.3 million during the years ended November 30, 2003, 2002 and 2001, respectively.

(8)    Major Customers

Two customers in the Greater China Operations accounted for approximately 32% or $235.5 million, 37% or $348.9 million and 35% or $380.2 million of the Greater China Operations revenues for the years ended November 30, 2003, 2002 and 2001, respectively.

At November 30, 2003, the Greater China Operations had receivables of $19.6 million and $10.8 million from two customers in its PRC operations. At November 30, 2002 and 2001, the Greater China Operations had a receivable of $5.6 million and $15.1 million, respectively, from a customer in its PRC operation.

(9) Vendor Concentration

The Greater China Operations purchased its products from more than 10 suppliers in fiscal 2003. The majority of the Greater China Operation’s purchases, 84.1%, were from Nokia, NEC and Motorola. For the year ended November 30, 2003, Nokia accounted for approximately 61.5% of the Greater China Operation’s product purchases.

(10)    Commitments and Contingencies—Legal Proceedings

The Greater China Operations is party to various claims, legal actions and complaints arising in the ordinary course of business.

Management believes that the disposition of these matters should not have a materially adverse effect on the combined financial condition or results of operations of the Greater China Operations.

CONFIDENTIAL

March 8, 2004

Board of Directors

CellStar Corporation

1730 Briercroft Court

Carrollton, TX 75006

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to CellStar Corporation (the “Company”) of the consideration to be received by the Company in connection with the initial public offering of CellStar’s operations in the People’s Republic of China, Hong Kong and Taiwan (the “Greater China Operations”) through CellStar Asia Pacific Group Holding Ltd. (“New CellStar Asia”) and the related transactions described in the Letter of Intent between the Company and Mr. A. S. Horng dated March 13, 2003 (the “Letter of Intent”) (collectively, the “Transaction”). For purposes of this opinion, we are assuming that the market capitalization of New CellStar Asia, based on the price of the stock sold in the initial public offering, will be not less than $200 million and that the expenses of the Transaction to be paid by the Company will approximate the estimated costs outlined in the draft CellStar Corporation proxy statement dated March 4, 2004. Certain terms of the Transaction are outlined in the Letter of Intent.

In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have, among other things:

1.	visited the Greater China Operations facilities and operations in Hong Kong;

2.	reviewed the financial terms and conditions as stated in the Letter of Intent dated March 13, 2003;

3.	reviewed the audited financial statements of the Greater China Operations as of and for the fiscal years ended 2001, 2002 and 2003;

4.	reviewed the Company’s annual and quarterly reports filed on Form 10-K and 10-Q for fiscal year ended November 30, 2003 and the quarters ended February 28, May 31, and August 31, 2003;

5.	reviewed other historical and projected Greater China Operations financial and operating information requested from and/or provided by the Company and Greater China Operations management;

6.	reviewed certain other publicly available information on the Company;

7.	reviewed a draft CellStar Corporation proxy statement dated March 4, 2004;

8.	reviewed a draft prospectus for the proposed initial public offering of New CellStar Asia dated March 2, 2004; and

9.	met with members of the senior management of the Company and the Greater China Operations and discussed certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, the Greater China Operations or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the Transaction contemplated in the Letter of Intent, including the initial public offering of New CellStar Asia, will be consummated substantially in accordance with the Letter of Intent.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of March 8, 2004, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We express no opinion as to the expected trading price of the common stock of New CellStar Asia upon completion of the Transaction. We did not structure the Transaction or negotiate the final terms of the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Transaction to the Company. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and the Greater China Operations and certain other publicly held companies in businesses we believe to be comparable to the Greater China Operations; (ii) the current and projected financial position and results of operations of the Company and the Greater China Operations; and (iii) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James will receive a fee upon the delivery of this opinion and an additional fee contingent upon the closing of the Transaction. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of March 8, 2004, assuming that the market capitalization of New CellStar Asia, based on the price of the stock sold in the initial public offering, will be not less than $200 million and that the expenses of the Transaction to be paid by the Company will approximate the estimated costs outlined in the draft CellStar Corporation proxy statement dated March 4, 2004, the consideration to be received by the Company in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

/s/    RAYMOND JAMES & ASSOCIATES, INC.

RAYMOND JAMES & ASSOCIATES, INC.

PROXY

CELLSTAR CORPORATION

1730 Briercroft Court

Carrollton, Texas 75006

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Terry S. Parker and Elaine Flud Rodriguez, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of CellStar Corporation held of record by the undersigned on                     , 2004 at the Annual Meeting of Stockholders to be held on                         , 2004 or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The Board of Directors recommends that the stockholders vote FOR each of the proposals. Please review carefully the Proxy Statement delivered with this Proxy.

1.	Proposal to elect Terry S. Parker and John T. Kamm as directors for a term of three years and, in each case, until their successors are elected and qualified.

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY
(except as marked to the contrary below)	to vote for all nominees listed above

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

2.	Proposal to approve the divestiture of up to 70% of the equity ownership of CellStar’s operations in the People’s Republic of China, Hong Kong and Taiwan, resulting in a divestiture of substantially all of CellStar’s Asian operations.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

Signature
Dated: , 2004
Signature if held jointly

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.